UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Host Hotels & Resorts, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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# HOST HOTELS & RESORTS

## NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND 2014 PROXY STATEMENT

HOST
HOTELS & RESORTS®

April 4, 2014

Dear Fellow Stockholder:

I am pleased to invite you to our 2014 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., which will be held at 11:00 a.m. on Wednesday, May 14, 2014, at The Ritz-Carlton, Tysons Corner in McLean, Virginia. The doors will open at 10:30 a.m. Our directors and management team will be available to answer questions.

The attendance of stockholders at our annual meeting is helpful in maintaining communication and an understanding of our business. We hope you will be able to join us. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet, or by completing, signing, dating and returning your proxy card. Instructions for these convenient ways to vote are set forth on the enclosed proxy card.

At the annual meeting we will ask you to elect our Board of Directors, ratify the appointment of KPMG LLP as our independent registered public accountants and provide your advisory approval of our executive compensation. These proposals are described in detail in the attached Notice of 2014 Annual Meeting of Stockholders and Proxy Statement. Our 2013 Annual Report (including our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission) is also enclosed. We encourage you to read our 2013 Annual Report and we hope you will find it interesting and useful. Thank you for your continued interest in Host Hotels & Resorts and we look forward to seeing you at the meeting.

Sincerely,

Richard E. Marriott

Chairman of the Board

6903 Rockledge Drive, Suite 1500 Bethesda, Maryland 20817-1109

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:	Wednesday, May 14, 2014
Meeting Time:	11:00 a.m., Doors open at 10:30 a.m.
Location:	The Ritz-Carlton Hotel, Tysons Corner 1700 Tysons Boulevard, McLean, Virginia

Agenda

1.	Election of nine directors;

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for 2014;

3.	An advisory resolution to approve executive compensation; and

4.	Transaction of any other business that may be properly brought before the annual meeting.

The proxy statement more fully describes these proposals.

Record Date

You may vote if you were a holder of record of our common stock at the close of business on March 17, 2014, the record date.

By Order of the Board of Directors

Elizabeth A. Abdoo

Secretary

April 4, 2014

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Go to the website address shown on your proxy card and vote via the Internet	BY MAIL Mark, sign, date and return the enclosed proxy card in the postage-paid envelope

BY TELEPHONE Use the toll-free number shown on your proxy card (this call is toll-free if made in the United States or Canada)	IN PERSON Attend the Annual Meeting in McLean, Virginia

PROXY STATEMENT

i

Proxy Statement. The Board of Directors of Host Hotels & Resorts, Inc. is soliciting proxies to be voted at our 2014 Annual Meeting of Stockholders on May 14, 2014 and at any adjournment or postponement of the meeting. We expect that this Proxy Statement will be mailed and made available to stockholders beginning on or about April 4, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 14, 2014. The Company’s Proxy Statement for the 2014 Annual Meeting, and our Annual Report to Stockholders for 2013 are both available free of charge at http://www.hosthotels.com/investorrelations.asp. References in this Proxy Statement and accompanying materials to Internet web sites are for the convenience of readers. Information available at or through these web sites is not incorporated by reference in this Proxy Statement.

ii

PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

ANNUAL MEETING OF STOCKHOLDERS

Time and Date

11:00 a.m., May 14, 2014

Place

Ritz-Carlton Tysons Corner

1700 Tysons Boulevard

McLean, Virginia

Record Date

March 17, 2014

Number of Common Shares Eligible to Vote at the Meeting as of the Record Date

756,109,946

VOTING MATTERS

Matter	Board Recommendation	Page Reference (for more detail)
Election of Directors	FOR each director nominee	14
Ratification of Appointment of KPMG LLP	FOR	20
Advisory Resolution to Approve Executive Compensation	FOR	21

BOARD NOMINEES

The following table provides summary information about each director nominee. Directors are elected annually by a majority of votes cast.

Name, Age	Director Since	Principal Occupation	Committee Memberships*			Other Public Company Boards
			A	C	NCG
Mary L. Baglivo, 56	2013	Chief Marketing Officer Northwestern University				PVH Corp.
Sheila C. Bair, 60	2012	Advisor to Pew Charitable Trusts, Former chair of the FDIC	(F)			Banco Santander
Terence C. Golden, 69	1995	Chairman of Bailey Capital Corporation				Pepco Holdings, Inc.
Ann McLaughlin Korologos, 72	1993	Former Chair of RAND Corporation Board of Trustees				Kellogg Company Michael Kors Harman International Industries Vulcan Materials Company
Richard E. Marriott, 75	1979	Chairman of the Board
John B. Morse, Jr., 67	2003	Retired Vice President and CFO of The Washington Post Company	(F)			AES Corporation HSN, Inc.
Walter C. Rakowich, 56	2012	Retired Chief Executive Officer of Prologis	(F)			Iron Mountain Incorporated
Gordon H. Smith, 61	2009	President & CEO of the National Association of Broadcasters
W. Edward Walter, 58	2007	President and Chief Executive Officer				AvalonBay Communities

* A	Audit Committee	C	Compensation Policy Committee
	Chair of the Committee	NCG	Nominating and Corporate Governance Committee
(F)	Financial Expert

PROXY SUMMARY

CORPORATE GOVERNANCE HIGHLIGHTS

As part of our commitment to high ethical standards, our Board follows sound governance practices. These practices are described in more detail in our Corporate Governance Guidelines and codes of conduct, which can be found in the governance section of our web site.

•	Majority of directors are independent (8 out of 10 current directors)

•	Independent Lead Director (selected by the independent directors) serves as liaison between management and the other non-management directors

•	Executive sessions of independent directors held at each regularly-scheduled meeting and presided over by the Lead Director

•	Chairman of the Board separate from CEO

•	All committee members are independent directors

•	All directors stand for election annually

•	In uncontested elections, directors must be elected by a majority of votes cast

•	Board oversight of risk management

•	Annual board self-assessments to review its effectiveness

•	Comprehensive succession planning program

•	Committee oversight of policies and programs on corporate responsibility and sustainability

•	Board oversight of political spending

•	Board stock ownership requirements

•	Comprehensive insider trading policy which prohibits “in and out” trading, short sales, hedging and pledging

•	No stockholder rights plan

•	Audit committee members are all “financial experts”

•	Annual advisory vote to ratify independent auditor

•	Annual advisory vote on executive compensation

Recent Governance Changes: Effective March 27, 2014, the Board of Directors elected to opt out of the provisions of the Maryland Unsolicited Takeover Act which would have permitted the Board to classify itself without a stockholder vote. See “Corporate Governance and Code of Business Conduct and Ethics” on page 7 for more information.

2013 PERFORMANCE HIGHLIGHTS

2013 was a year of strong growth for the Company. We delivered excellent results for our stockholders and took strategic steps to position the Company for long-term, sustainable growth.

Total owned hotel revenues: $5.1 billion (up 6.8% from 2012)	Achieved investment grade rating Spent $436 million on capital expenditures, including $133 million in redevelopment projects to enhance and strategically re-position our portfolio	Acquired 426-room Hyatt Place Waikiki Beach for $138.5 million In 2013 and beginning of 2014 sold seven properties in predominantly non-target markets for $960 million	Dividends authorized to stockholders: $0.46 per share (a 53% increase over 2012)	Total one year stockholder return: 27%

ATTENDANCE AND VOTING MATTERS

ATTENDANCE AND VOTING MATTERS

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. This proxy is being solicited by the Board of Directors, and we have designated Gregory J. Larson and Elizabeth A. Abdoo as proxies for this annual meeting. When you properly sign your proxy card or vote via telephone or the Internet, you are giving the persons named on the card your direction to vote your shares of common stock at the annual meeting as you designate.

What is a proxy statement?

It is a document that summarizes information that we are required to provide you under the rules of the Securities and Exchange Commission, or SEC, when we ask you to vote your shares or designate a proxy. It is designed to assist you in voting.

What does it mean if I get more than one proxy card?

You should vote by completing and signing each proxy card you receive. You will receive separate proxy cards for all of the shares you hold in different ways, such as jointly with another person, or in trust, or in different brokerage accounts.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., or Computershare, you are considered the stockholder of record with respect to those shares, and the Notice of Annual Meeting, Proxy Statement and our 2013 Annual Report were sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Annual Meeting, Proxy Statement and our 2013 Annual Report were forwarded to you by that organization. The organization holding your shares is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Who is entitled to vote?

Anyone who owned common stock of the Company at the close of business on March 17, 2014, the record date, can vote at the annual meeting.

How can I manage the number of Annual Reports I receive?

The included glossy 2013 Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC (which together comprise the 2013 Annual Report of the Company), is being mailed to stockholders with this Proxy Statement. If you share an address with any of our other stockholders, your household might receive only one copy of these documents. To request individual copies for each stockholder in your household, please contact our Investor Relations department at 240-744-1000, by e-mail to ir@hosthotels.com, or by mail to Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817, Attn: Investor Relations. To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, Computershare at 866-367-6351 toll-free within the United States and Canada; outside the United States and Canada at 781-575-4320, or by mail at P.O. Box 30170, College Station, TX 77842-3170.

ATTENDANCE AND VOTING MATTERS

How do I vote?

Voting in Person at the Meeting. If you are a stockholder of record as of the close of business on March 17, 2014 and attend the annual meeting, you may vote in person at the meeting. If your shares are held by a broker, bank or other nominee (i.e., in “street name”) and you wish to vote in person at the meeting, you will need to obtain a proxy form from the broker, bank or other nominee that holds your shares of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares in your own name as a holder of record, you may vote your shares as follows:

•	Vote by Telephone. You may vote by telephone by calling the toll-free number listed on the accompanying proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Tuesday, May 13, 2014. When you call, have your proxy card in hand and you will receive a series of voice instructions, which will allow you to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Internet. You also have the option to vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on Tuesday, May 13, 2014. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. If you would like to vote by mail, mark your proxy card, sign and date it, and return it to Computershare in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted.

Who is acting as my proxy and how will they vote my shares?

The individuals named on the enclosed proxy card are your proxies. They will vote your shares as you indicate. If you sign and return your proxy card but do not indicate how you wish to vote and you hold your shares in your own name as a holder of record, all of your shares will be voted as recommended by the Board of Directors.

However, if you hold your shares in street name, it is critical that you cast your vote in order for your vote to count. In the past, if you held your shares in street name and you did not indicate how you wanted to vote those shares, your bank or broker was allowed to vote those shares on your behalf in the election of directors and other routine matters as they deemed appropriate. Now, due to recent regulatory changes, your bank or broker is no longer able to vote your shares on a discretionary basis in most matters. If you hold your shares in street name and do not instruct your bank or broker how to vote, then no votes will be cast on your behalf for all matters other than the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for 2014 (proposal 2).

May I revoke my proxy?

You may revoke your proxy at any time before the annual meeting if you:

(1)	File a written notice of revocation dated after the date of your proxy with Computershare; or

(2)	Send Computershare by mail a later-dated proxy for the same shares of common stock; or

(3)	Submit a new vote by telephone or the Internet. The date of your last vote, by either of these methods or by mail, will be the one that is counted; or

(4)	Attend the annual meeting AND vote there in person.

The mailing address for Computershare is P.O. Box 30170, College Station, TX 77842-3170. The overnight delivery address for Computershare is: 211 Quality Circle, Suite 210 College Station, TX 77845.

ATTENDANCE AND VOTING MATTERS

What vote is required to approve each proposal?

In the election of directors, each nominee must receive more “For” votes than “Against” votes in order to be elected as a director. The affirmative vote of a majority of votes cast at the meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for 2014 and to approve the advisory resolution on executive compensation.

What constitutes a “quorum”?

A majority of the outstanding shares entitled to vote, present in person or by proxy, constitutes a quorum. We must have a quorum to conduct the annual meeting. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of the adjournment.

How are abstentions and broker non-votes treated?

Shares of our common stock represented by proxies that are marked “abstain,” or which constitute broker non-votes, will be counted as present at the meeting for the purpose of determining a quorum. Broker non-votes occur when a nominee holding shares of our common stock for a beneficial owner returns a properly executed proxy but has not received voting instructions from the beneficial owner and such nominee does not possess or does not choose to exercise discretionary authority with respect to such shares. Abstentions and broker non-votes will have no effect on the results of the vote on the election of directors or the results of proposals 2 and 3.

How can I obtain copies of documents referenced in this proxy statement?

Copies of the Company’s Corporate Governance Guidelines, codes of conduct and other documents referenced in this proxy statement can be accessed in the “Investor Relations—Governance” section of the Company’s website at http://www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request by writing to:

Host Hotels & Resorts, Inc.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

Attention: Investor Relations

How will voting on any other business be conducted?

Although we do not know of any other business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting your signed proxy card gives authority to Gregory J. Larson and Elizabeth A. Abdoo, or either of them, to vote on such matters in their discretion. Unless otherwise required by our Charter or Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of the votes cast.

Who will count the votes?

Computershare Trust Company, N.A., our transfer agent, will act as the inspectors of election and will tabulate the votes.

Who pays the cost of this proxy solicitation?

We bear all expenses incurred in connection with the solicitation of proxies. We have hired the firm of MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $10,000, plus expenses. We will reimburse brokers, fiduciaries and custodians for their reasonable expenses related to forwarding our proxy materials to those beneficial owners.

ATTENDANCE AND VOTING MATTERS

Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy solicitation materials, our officers and employees may solicit proxies by further mailings or personal conversations, or by telephone, facsimile or other electronic means.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be disclosed on a Form 8-K filed with the SEC within four business days of the date of the annual meeting, which will be available on the Company’s website at http://www.hosthotels.com.

CORPORATE GOVERNANCE AND BOARD MATTERS

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance and Code of Business Conduct and Ethics

Our Board of Directors oversees the management of the Company and its business for the benefit of our stockholders in order to enhance stockholder value over the long-term. The Board has adopted Corporate Governance Guidelines which are reviewed annually and periodically amended as the Board enhances the Company’s corporate governance practices. The Board has also adopted a code of business conduct and ethics that applies to all officers and employees of the Company and a code of business conduct and ethics and conflict of interest policy that applies to the Board. The purpose of these codes of conduct is to promote honest and ethical conduct; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers, employees and directors. The Company’s Corporate Governance Guidelines, codes of conduct and other documents describing the Company’s corporate governance practices can be accessed in the “Investor Relations—Governance” section of the Company’s website at http://www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request.

Governance is a continuing focus of the Company. In past years the Board has implemented numerous corporate governance enhancements to serve the long-term interests of all stockholders. These have included adopting a majority vote standard for uncontested director elections, declassifying the Board and allowing the Company’s rights plan to expire. Most recently, effective March 27, 2014, the Board filed Articles Supplementary with the State Department of Assessments and Taxation of Maryland electing to opt out of the provisions of the Maryland Unsolicited Takeover Act (the “Act”) that permit the Board to classify itself without a stockholder vote. Based on its actions, the Company must now receive stockholder approval by a majority of the votes cast repealing the opt out election prior to having the ability to enact this provision of the Act. For more information on the Company’s corporate governance practices, see the Corporate Governance Guidelines posted on its website.

Communications With Directors

The Company invites stockholders and other interested parties to communicate any concerns they may have about the Company directly and confidentially with any of the full Board of Directors, the Lead Director or the non-management directors as a group by writing to:

Host Hotels & Resorts, Inc.
Attention: Secretary
6903 Rockledge Dr., Suite 1500
Bethesda, MD 20817

The Secretary will review and forward all stockholder communications to the intended recipient except those unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys, new business suggestions, business solicitations or advertisements. In addition, material that is hostile, threatening, illegal or similarly unsuitable or outside the scope of Board matters or duplicative of other communications previously forwarded to the recipient will also be excluded. The Secretary shall retain for three years copies of all stockholder communications that are forwarded.

Stockholder Outreach and Engagement

The Company’s relationship with its stockholders is an important part of our corporate governance program. Engaging with our stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes investor road shows, analyst meetings, and investor conferences and meetings. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases,

CORPORATE GOVERNANCE AND BOARD MATTERS

and our website. Our conference calls for quarterly earnings releases are open to all. These calls are available in real time and as archived webcasts on our website for a period of time. We also seek stockholder views on governance and other matters throughout the year, concentrating our efforts on our largest stockholders. In addition, as previously announced on our website, on April 10, 2014 we will be hosting an investor day at the Ritz Carlton Hotel, Tysons Corner, Virginia. Stockholders are welcome to listen in via our website and an archived webcast will also be available.

Board Leadership Structure

Our governance framework provides the Board with the flexibility to select the appropriate leadership structure for the Company. This will be driven by the needs of the Company as well as the particular makeup of the Board at any point in time. As a result, no policy exists requiring the combination or separation of leadership roles, and the Company’s governing documents do not mandate a particular structure.

Our current leadership structure is comprised of the Chairman of the Board, a separate Chief Executive Officer, an independent director serving as Lead Director who presides over the non-management directors, and strong active independent directors. The CEO is responsible for setting the strategic direction of the Company and for the day to day leadership and management of the Company, while the Chairman of the Board provides guidance to the CEO, directs the agenda for Board meetings and presides over meetings of the full Board. This structure reflects the continued strong leadership, industry experience and energy brought to the Board by Richard E. Marriott, who has led the Company as Chair since its split with Marriott International in 1993. His over 48 year career at the Company uniquely provides him with a perspective and wealth of knowledge that is invaluable to the Board.

Another component of our leadership structure is the active role played by our independent directors in overseeing the Company’s business, both at the Board and Committee level. Eight of ten of our current directors and seven of nine of our director nominees are considered independent within the meaning of the rules of the New York Stock Exchange. Under our Corporate Governance Guidelines, non-management directors meet in executive session without the presence of the CEO, the Chairman of the Board or other executive officers. The purpose of these sessions is to promote open discussions among the independent directors concerning the business and affairs of the Company as well as matters concerning management, without any member of management present.

The Chair of our Nominating and Corporate Governance Committee, Robert M. Baylis, served as our Lead Director in 2013. As such, he convened and chaired all meetings of non-management directors in executive sessions on a quarterly basis and more, if needed, served as the principal liaison between the non-employee directors and the CEO and Chairman, and served as the director to whom correspondence may be directed on behalf of the non-management directors as a group, as described above under “Communications with Directors.” The position and role of the Lead Director is intended to expand lines of communication between the Board and members of management. It is not intended to reduce the free and open access and communications that each independent board member has with other board members and members of management.

At least annually, the Nominating and Corporate Governance Committee discusses the structure and composition of the Board of Directors and reviews the current leadership structure. This is discussed with the full Board as part of the Board’s annual evaluation to assess its effectiveness and takes into account our current business plans and long-term strategy as well as the particular makeup of the Board at that time.

Independence of Directors

It is the Board’s policy that a majority of the directors of the Company be independent. To be considered independent, a director must not have a material relationship with the Company that could interfere with a director’s independent judgment. To be considered independent, directors must also be “independent” within the meaning of the New York Stock Exchange’s requirements. To assist the Board in determining whether a director is independent, the Board has adopted standards for independence set forth in the Company’s Corporate Governance Guidelines.

CORPORATE GOVERNANCE AND BOARD MATTERS

In determining the independence of our directors, the Board considers all relevant facts and circumstances, including, but not limited to, whether the director receives any compensation or other fees from the Company, other than the fees described under “Director Compensation”, whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company, and any charitable contributions the Company made to non-profit organizations with which director nominees are associated. Consistent with these considerations, the Nominating and Corporate Governance Committee reviewed directors’ responses to a questionnaire asking about their relationships with the Company, as well as those of their immediate family members, and other potential conflicts of interest. The Committee determined that all of the director nominees other than Mr. Marriott and Mr. Walter are independent and recommended to the Board that Messrs. Golden, Morse, Smith and Rakowich and Mmes. Korologos, Bair and Baglivo have been determined to be independent. The Board approved the determination that seven of the Company’s nine director nominees are independent. Messrs. Marriott and Walter are not independent because they are Company employees.

The Board’s Role in Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Reviews of certain areas are conducted by the relevant Committees that report on their deliberations to the Board. Risks are considered in almost all business decisions and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, appropriate risk-taking is essential for the Company to be competitive and to achieve its business objectives. The chart below summarizes the primary areas of risk oversight for the Board and its committees.

Risk Oversight

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual business plan, and strategic plan; major litigation and regulatory exposures, environmental and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; investments, acquisitions and divestitures; capital market and joint ventures; and senior management succession planning.

Audit Committee	Discusses guidelines and policies with respect to the Company’s risk assessment and risk management processes. Responsible for oversight of risks associated with financial matters, particularly the Company’s financial statements, tax, accounting, and disclosure; risks associated with derivatives and hedging strategy; risks associated with the independence, qualifications and performance of the Company’s outside auditor and internal auditors; and the Company’s compliance with legal and regulatory requirements.

Compensation Policy Committee	Exposures associated with compensation of the Company’s officers, stock ownership and incentive-compensation plans, executive retention, succession planning and employment related matters. As discussed in more detail in the Compensation Discussion & Analysis, the Committee reviews and approves compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of compensation.

Nominating and Corporate Governance Committee	Risks and exposures relating to the identification of qualified candidates to become Board members; continuing oversight of Board composition; review of the structure, membership and charters of the Board committees; review of compensation for independent directors; and oversight of the evaluation of the Board and management.

The Board and its committees implement their oversight responsibilities through management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, operating, financial, legal, compliance and reputational risk. Management communicates routinely with the Board, its Committees and individual directors on the significant risks identified through this process and how they are being managed.

CORPORATE GOVERNANCE AND BOARD MATTERS

Political Contributions

The Company does not have a political action committee, nor does it make contributions to political parties or individual candidates. The Company contributes to trade associations and organizations, such as the National Association of Real Estate Investment Trusts (NAREIT), the American Hotel & Lodging Association, U.S. Travel Association, the Real Estate Round Table and the Coalition to Insure Against Terrorism, which is focused on the renewal of federal insurance to cover damages caused by acts of terrorism. The Company also has memberships with the Maryland Chamber of Commerce and DC Chamber of Commerce. The Company’s participation as a member of these various industry and trade groups comes with the understanding that we may not always agree with the positions of the larger organization and/or other members, and that we are committed to voicing our concerns as appropriate through our employees who may serve on the board and committees of these groups.

Meetings and Committees of the Board

The Board met five times in 2013. Each director attended at least 80% of the meetings of the Board and of the committees on which the director served. Under the Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders, and all directors attended the annual meeting in 2013. Under our Corporate Governance Guidelines, non-management directors meet in executive session without management and did so after each regularly scheduled Board meeting in 2013. Mr. Baylis, the Chair of the Nominating and Corporate Governance Committee and Lead Director, presided over the executive sessions of the non-management directors.

The Board has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Policy Committee and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee, all of which are available on the Company’s website (http://www.hosthotels.com). Copies of these charters are also available in print to stockholders upon request. See How can I obtain copies of documents referenced in this proxy statement? Each committee consists entirely of independent directors in accordance with New York Stock Exchange rules. The Board generally makes committee assignments in May after the annual meeting of stockholders, upon recommendation of the Nominating and Corporate Governance Committee. The Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by the Board.

Audit

Members & Meetings	Committee Functions
John B. Morse, Jr. (Chair) Sheila C. Bair Walter C. Rakowich Number of Meetings in 2013: Seven

•    Appoints and oversees the independent auditors;

•    Approves the scope of audits and other services to be performed by the independent and internal auditors;

•    Reviews and approves in advance the engagement fees of the outside auditor and all non-audit services and related fees, and assesses whether the performance of non-audit services could impair the independence of the independent auditors;

•    Reviews the work and findings, if any, of the internal auditors;

•    Reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

•    Meets with the independent auditors, management representatives and internal auditors;

•    Reviews interim financial statements each quarter before the Company files its Quarterly Report on Form 10-Q with the SEC;

•    Reviews audited financial statements each year before the Company files its Annual Report on Form 10-K with the SEC; and

•    Reviews risk exposures and management policies.

CORPORATE GOVERNANCE AND BOARD MATTERS

Each member of the Audit Committee, in the business judgment of the Board, meets the qualifications (including independence) and expertise requirements of the New York Stock Exchange and is an “audit committee financial expert” within the meaning of SEC rules. Our independent and internal auditors have unrestricted access to the Audit Committee. The Report of the Audit Committee appears later in this proxy statement.

Nominating and Corporate Governance

Members & Meetings	Committee Functions
Robert M. Baylis (Chair) John B. Morse, Jr. Ann McLaughlin Korologos Walter C. Rakowich Number of Meetings in 2013: Three

•      Makes recommendations to the Board on corporate governance matters and is responsible for keeping abreast of corporate governance developments;

•      Oversees the annual evaluation of the Board, its committees and management;

•      Reviews periodically the compensation and benefits of non-employee directors and makes recommendations to the Board or the Compensation Policy Committee of any modifications;

•      Reviews the composition of the Board and skills of directors and recommends nomination of Board members and addition of new members, as appropriate;

•      Ensures that the Board maintains its diversity;

•      Reviews policies and programs on matters of corporate responsibility and sustainability, including environmental, social and other matters; and

•      Fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to:

—     selection of committee chairs and committee assignments; and

—     implementation, compliance and enhancements to codes of conduct and the Company’s Corporate Governance Guidelines.

In addition, the Chair of the Nominating and Corporate Governance Committee is the Lead Director and presides at all executive sessions of independent directors, determines the agenda for such discussions, and serves as liaison between the independent directors and the Chairman and the Chief Executive Officer.

Compensation Policy

Members & Meetings	Committee Functions
Ann McLaughlin Korologos (Chair) Mary L. Baglivo Robert M. Baylis Gordon H. Smith Number of Meetings in 2013: Five

•      Oversees compensation policies and plans for the Company’s employees;

•      Approves the goals and objectives for compensation of all executive officers of the Company and approves compensation for other members of senior management;

•      Advises our Board on the adoption of policies that govern the Company’s annual compensation and stock ownership plans;

•      Reviews and approves the Company’s goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives;

•      Reviews and advises the Company on the process used for gathering information on the compensation paid by other similar businesses;

•      Reviews the Company’s succession plans relating to the CEO and other senior management and discusses with the full Board; and

•      Reviews periodic reports from management on matters relating to the Company’s personnel appointments and practices.

CORPORATE GOVERNANCE AND BOARD MATTERS

Role of the Compensation Consultant

Pursuant to its charter, the Compensation Policy Committee is authorized to retain and terminate any consultant, as well as approve the consultant’s fees, scope of work and other terms of retention. Starting in 2010, the Committee retained Pay Governance LLC as its advisor. Pay Governance advises and consults with the Committee on compensation issues, compensation design, and keeps the Committee apprised of regulatory, legislative, and accounting developments and competitive practices related to executive compensation. Pay Governance assisted the Committee in the design, structure and implementation of the new, annual executive compensation program that was introduced in 2012. The design and structure of that program continued in 2013. However, they did not determine or recommend the exact amount or form of executive compensation for any executive officers. See “Compensation Discussion and Analysis - Our Compensation Program.” Pay Governance reports directly to the Committee, and a representative of Pay Governance, when requested, attends meetings of the Committee, is available to participate in executive sessions and communicates directly with the Committee Chair or its members outside of meetings. Pay Governance does no other work for the Company.

In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Pay Governance addressed each of the six independence factors established by the SEC with the Compensation Policy Committee. Its responses affirmed the independence of Pay Governance on executive compensation matters. Based on this assessment, the Committee determined that the engagement of Pay Governance does not raise any conflicts of interest or similar concerns. The Committee also evaluated the independence of other outside advisors to the Committee, including outside legal counsel, considering the same independence factors and concluded their work for the Committee does not raise any conflicts of interest.

The Compensation Policy Committee may delegate any or all of its responsibilities to a subcommittee, but did not do so in 2013. The Compensation Policy Committee’s Report on Executive Compensation appears later in this proxy statement.

Compensation-Related Risks

The Compensation Policy Committee oversees the compensation policies and plans for all employees. Management, at the request of the Committee, has assessed the Company’s compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. This risk assessment process included a review of all material compensation policies and practices, which were discussed with the Committee. The compensation programs of the Company are all centrally designed and centrally administered. The elements of compensation for senior management and upper middle management are also the same: base salary, annual cash incentive awards and long-term incentives. The performance measures for the annual cash incentive awards are (i) Company financial metrics that are based on an annual business plan and budget reviewed and approved by the Board and (ii) personal performance goals that are derived from the annual business plan and budget and Company strategic plan, which tie to measures of long-term success of the Company. The business plan and budget are reviewed quarterly with the Board and the strategic plan is addressed annually. The personal goals are drafted by each employee annually and approved by each manager with the intent that there is a common purpose and accountability throughout the Company. Performance measures for long-term incentives are personal goals, corporate goals, which are tied to the business plan and budget, and total stockholder return measures. Total compensation is capped throughout our compensation programs, and the Compensation Policy Committee reviews all senior management compensation and that of any employee earning more than $500,000 in annual target compensation, which would include salary, bonus and equity awards. Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or excessive risk-taking.

Compensation Policy Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related person.

CORPORATE GOVERNANCE AND BOARD MATTERS

Identification and Evaluation of Director Candidates

Each year the Nominating and Corporate Governance Committee reviews with the Board of Directors the composition of the Board as a whole and makes a recommendation whether to renominate directors and whether to consider any new persons to be added to the Board. The Committee considers director candidates suggested by members of the Committee, other directors and management. Starting in 2011, the Committee engaged the services of a third party search firm, Heidrick & Struggles, to assist in identifying and evaluating director candidates. The Committee will also consider any written suggestions of stockholders for director nominees. The recommendation must include the name and address of the candidate, a brief biographical description and a description of the person’s qualifications. Recommendations should be mailed to Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817, Attn: Secretary. The Committee will evaluate in the same manner candidates suggested in accordance with this policy and those recommended by other sources. The Committee has full discretion in considering all nominations to the Board. Alternatively, stockholders who would like to nominate a candidate for director (in lieu of making a recommendation to the Nominating and Corporate Governance Committee) must comply with the requirements described in this proxy statement and the Company’s Bylaws. See “Stockholder Proposals for our Next Annual Meeting.”

The evaluation of director candidates involves several steps, not necessarily in any particular order. Preliminary interviews of director candidates may be conducted by the Chair of the Committee or, at his request, any other member of the Committee, the Chairman of the Board, or other directors. Background material pertaining to director candidates is distributed to the members of the Committee for their review. References are checked and analyses are performed to identify potential conflicts of interest and appropriate independence from the Company. Director candidates who the Committee determines merit further consideration are interviewed by the Chair of the Committee and other Committee members, directors and executive officers as determined by the Chair of the Committee. The results of these interviews are considered by the Committee in its deliberations.

There are certain minimum qualifications for Board membership that director candidates should possess, including integrity and high ethical standards, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business, and a commitment to full participation on the Board and its committees. The Committee has adopted guidelines in its charter to be used in evaluating candidates in order to ensure a diverse and highly qualified Board. In addition to the characteristics mentioned above, the guidelines provide that the Committee may consider the following criteria, including: experience in running a major enterprise, sound business acumen, experience as a board member of another publicly held company, academic expertise in an area of the Company’s operations, and a reputation, both personal and professional, consistent with the image and reputation of the Company. In addition, when considering new Board members, the Committee considers whether the candidate would qualify as an independent director under New York Stock Exchange rules and other applicable regulations.

The Board is also committed to a diversified membership, in terms of both the individuals involved and their experience. As stated in the Committee’s charter, the Committee may take into account the overall diversity of the Board, including professional background, experience, perspective, age, tenure, gender, and ethnicity. The Board is satisfied that the current nominees reflect an appropriate diversity of gender, race, age, professional background and experience, but is committed to continuing to consider diversity issues in evaluating the composition of the Board.

This year, one new director who has not previously stood for election to the Board by the stockholders, Ms. Mary L. Baglivo, is nominated for election to the Board of Directors. Ms. Baglivo was identified as a candidate by Heidrick & Struggles and elected to the Board effective July 1, 2013 on the recommendation of the Committee. Ms. Baglivo qualifies as an independent director under New York Stock Exchange rules.

PROPOSALS REQUIRING YOUR VOTE

PROPOSALS REQUIRING YOUR VOTE

Proposal One—Election of Directors

Our Board of Directors currently consists of ten members, although there are only nine director nominees standing for election. In February 2014, Mr. Robert Baylis expressed his intention to retire from the Board and accordingly his term will end at the conclusion of the 2014 annual meeting. The Board determined that, effective at the conclusion of the 2014 annual meeting, the size of the Board will be decreased from ten to nine directors.

Each director nominee stands for election every year. Each nominee has consented to serve if elected, but should any director nominee be unavailable to serve (an event which our Board does not now anticipate), the proxies named on your proxy card will vote for a substitute nominee recommended by the Board. Alternatively, should such circumstances arise, the Board, on the recommendation of the Nominating and Corporate Governance Committee, may decide to reduce the size of the Board and the number of nominees.

Except in a contested election, each director will be elected only if he or she receives more votes “for” than votes “against”. As set forth in the Company’s Corporate Governance Guidelines, any director nominee who is not elected by the vote required and who is an incumbent director must immediately tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action is recommended. The Board will act on the tendered resignation within 90 days and will promptly disclose its decision and rationale as to whether to accept the resignation or the reasons for rejecting the resignation. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and is not an incumbent director, the Board may fill the resulting vacancy or decrease the size of the Board.

It is the responsibility of the Nominating and Corporate Governance Committee to identify, evaluate and recommend prospective director candidates for the Board, in accordance with the policy and procedures described in the Committee’s Charter and the Company’s Corporate Governance Guidelines. The Committee regularly reviews the composition of the Board in light of the Company’s changing requirements and its assessment of the Board’s performance. The Committee seeks to include a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board confronts. For more information on this process, see “Corporate Governance—Identification and Evaluation of Director Candidates.”

In assessing qualifications for nominees, the Committee expects all candidates to meet the qualifications described in the Committee’s Charter and the Company’s Corporate Governance Guidelines, including integrity, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business, and the requisite time and ability to attend meetings and fully participate in the activities of the Board. The Committee believes that each of the nominees possesses these key attributes that are important to an effective Board. Each director nominee holds or has held senior executive positions in large organizations or the government and has experience relevant to the Company’s business. Our directors also serve on the boards of other public and private companies and have an understanding of corporate governance practices and trends. The Committee also takes into account diversity considerations in determining the slate of directors and believes that, as a group, the nominees bring a broad range of perspectives to Board deliberations. In addition to the above, the Committee also considered the specific experiences described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

PROPOSALS REQUIRING YOUR VOTE

The Board of Directors unanimously recommends that you vote FOR each of the nominees for director.

NOMINEES FOR DIRECTOR

MARY L. BAGLIVO

Ms. Baglivo is Vice President for Global Marketing and Chief Marketing Officer for Northwestern University. Before that she was a partner with Brand Value Advisors, a strategic brand and digital marketing advisory firm. She previously served as Chair and Chief Executive Officer, the Americas at Saatchi & Saatchi Worldwide from 2008 to April 2013, and Chief Executive Officer, New York from 2004 to 2008. Prior to joining Saatchi & Saatchi, she was President of Arnold Worldwide from 2002-2004 and Chief Executive Officer of Panoramic Communications from 2001 until 2002. She currently serves on the board of directors of PVH Corp and is a member of its compensation committee. In addition, she is a director of the Baby Jogger Company.

Skills and Expertise:

•      global marketing, advertising and branding experience

•      strategic planning expertise

•      extensive business and leadership experience of large complex companies, including as Chair and CEO of the Americas at Saatchi & Saatchi Worldwide

Age: 56 Director since: 2013
Committees: Compensation

SHEILA C. BAIR

Ms. Bair is the former Chair of the Federal Deposit Insurance Corporation, where she served in that capacity from 2006 to 2011. From 2002 to 2006 she was the Dean’s Professor of Financial Regulatory Policy for the Isenberg School of Management at the University of Massachusetts-Amherst. She also served as Assistant Secretary for Financial Institutions at the U.S. Department of the Treasury (2001 to 2002), Senior Vice President for Government Relations of the New York Stock Exchange (1995 to 2000), Commissioner of the Commodity Futures Trading Commission (1991 to 1995), and as counsel to Kansas Republican Senate Majority Leader Bob Dole (1981 to 1988). She continues her work on financial policy issues as a senior advisor to the Pew Charitable Trusts and as chair of the Systemic Risk Council, a public interest group which monitors progress on the implementation of financial reforms. She is also an accomplished author and has written several books on financial issues, including educational writings on money and finance for children. She is on the board of Banco Santander SA, headquartered in Madrid, Spain. In addition, she serves on the boards of the Atlantic Council, the Volcker Alliance and the Rand Corporation.

Skills and Expertise:

•      extensive expertise in banking and finance as a result of her services as Chair of the FDIC

•      recognized leader and author on financial policy issues

•      broad government and regulatory experience both from her service at the FDIC as well as prior service in senior positions at the NYSE, CFTC and the U.S. Department of the Treasury

•      audit committee financial expert

Age: 60 Director since: 2012
Committees: Audit

PROPOSALS REQUIRING YOUR VOTE

TERENCE C. GOLDEN

Mr. Golden served as our President and Chief Executive Officer from 1995 until his retirement in May 2000. He is the Chairman of Bailey Capital Corporation. He is a director of and a member of the audit committee of Pepco Holdings, Inc., a member of the Federal City Council and chairman of KIPP-DC. In past years, Mr. Golden served as Chief Financial Officer of The Oliver Carr Company, as a director of Cousins Properties, Inc., as a member of the G2 Satellite Solutions Advisory Committee, as a trustee of the Washington Real Estate Investment Trust and he was also co-founder and national managing partner of Trammell Crow Residential Companies. He served as Administrator of the General Services Administration from 1985 to 1988 and was Assistant Secretary of the Treasury from 1984 to 1985.

Skills and Expertise:

•    in-depth knowledge of real estate, hospitality and construction industries through service as our President and CEO for five years and in senior management positions at The Oliver Carr Company and Trammell Crow Residential Companies

•    extensive accounting and financial management experience, including through his service as our former CEO and as CFO at The Oliver Carr Company

•    business leader who brings knowledge and experience of operations, finance, and other aspects of our industry and business to the Board

Age: 69 Director since: 1995

ANN MCLAUGHLIN KOROLOGOS

Ms. Korologos served as the Chair of the Board of Trustees of the RAND Corporation, an international public policy research organization from April 2004 to April 2009. From October 1996 to December 2005 she served as Senior Advisor to Benedetto, Gartland & Company, Inc., a private investment banking firm in New York. She formerly served as President of the Federal City Council from 1990 until 1995 and as Chairman of the Aspen Institute from 1996 until 2000. Ms. Korologos has served in several United States Administrations in such positions as Secretary of Labor and Under Secretary of the Department of the Interior. She also serves as a director of Michael Kors, Kellogg Company, Harman International Industries, Inc., and Vulcan Materials Company. She previously served on the board of AMR Corporation (and its subsidiary, American Airlines).

Skills and Expertise:

•    significant experience as a director of large, diversified, global public companies

•    recognized expertise and leadership in the oversight of public companies (including specific experience in compensation, audit, diversity, governance, and social responsibility oversight)

•    through her high level U.S. Government service, she also provides knowledge of labor issues, international affairs and expertise in providing leadership to complex business organizations

•    public policy, social responsibility and succession issues expertise

•    long-term experience with the Company, serving as a director since 1993

Age: 72 Director since: 1993
Committees: Compensation (Chair) Nominating and Corporate Governance

PROPOSALS REQUIRING YOUR VOTE

RICHARD E. MARRIOTT

Mr. Marriott is our Chairman of the Board. He is Chairman of the Board of First Media Corporation, the Chairman and a director of the J. Willard Marriott and Alice S. Marriott Foundation and a director of the Richard E. and Nancy P. Marriott Foundation. Mr. Marriott also serves on the Federal City Council and the National Advisory Council of Brigham Young University. He previously served on the Board of Marriott International, Inc. and is a past President of the National Restaurant Association and a past director of the Polynesian Cultural Center. In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities.

Skills and Expertise:

•    comprehensive knowledge of the Company and unique perspective and insight into the hospitality industry based on a 48 year history with the Company and Marriott International

•    during his tenure, Mr. Marriott has served in various executive capacities, was elected to the Board of Directors in 1979, and has served as our Chairman since 1993

•    long history of successful management of the Company

Chairman of the Board
Age: 75 Director since: 1979

JOHN B. MORSE, JR.

Mr. Morse served as Vice President, Finance and Chief Financial Officer of The Washington Post Company from November 1989 until his retirement in December 2008. He also served as President of Washington Post Telecommunications, Inc. and Washington Post Productions Inc., both subsidiaries of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Morse was a partner at PricewaterhouseCoopers. Mr. Morse is a Director of AES Corporation, where he is on the strategy and investment committee and chairman of the financial audit committee, and HSN, Inc., where he is chairman of the audit committee and a member of the compensation and human resources committees. He is a former Trustee and President of the College Foundation of the University of Virginia.

Skills and Expertise:

•    substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies

•    in-depth understanding of accounting principles and financial reporting rules and regulations acquired in the course of serving as the CFO of The Washington Post Company and his years as a partner at PricewaterhouseCoopers

•    board oversight expertise as an audit committee financial expert and a member of the audit committees of other public company boards

Age: 66 Director since: 2003
Committees: Audit (Chair) Nominating and Corporate Governance

PROPOSALS REQUIRING YOUR VOTE

WALTER C. RAKOWICH

Mr. Rakowich is the retired Chief Executive Officer of Prologis, where he also served as a director of its board upon completion of the merger with AMB Property Corporation in 2011, and prior to that merger, as a trustee of the board since 2004. At Prologis, Mr. Rakowich served as Co-Chief Executive Officer from June 2011 to December 2012; Chief Executive Officer from November 2008 to June 2011; President and Chief Operating Officer from 2005 to 2008, and was a Managing Director and Chief Financial Officer from 1998 to 2005. Prior to joining Prologis, Mr. Rakowich was a partner with real estate provider Trammell Crow Company, where he worked for nine years; before that he was a senior audit and tax consultant for Pricewaterhouse. Mr. Rakowich is also a director of Iron Mountain Incorporated and is a member of its audit committee.

Skills and Expertise:

•    significant real estate and financial experience, including extensive knowledge of the issues facing large international real estate investment trusts

•    from 1998 to 2012, Mr. Rakowich served, over time, as chief financial officer, chief operating officer and chief executive officer of Prologis, a real estate investment trust focused on industrial real estate with extensive international operations

•    brings valuable experience to the Board on issues facing the Company as it expands its international presence

•    extensive experience in accounting through his years at Pricewaterhouse

•    audit committee financial expert

Age: 56 Director since: 2012
Committees: Audit Nominating and Corporate Governance

GORDON H. SMITH

Senator Smith is President and CEO of the National Association of Broadcasters. From March to October 2009 he was a senior advisor and resident at the Washington, D.C. office of Covington & Burling LLP as a member of the Government Affairs and International Trade practice groups. In 2008, Senator Smith completed his second term as a United States Senator from the State of Oregon, where he served on the Commerce, Science and Transportation Committee; the Energy and Natural Resources Committee; the Finance Committee; and the Indian Affairs Committee. In addition, he was a ranking member of the Senate Finance Subcommittee on International Trade and Global Competitiveness and for six years chaired the Senate Foreign Relations Subcommittee on European Affairs. Prior to his election to the United States Senate, he directed the operations of Smith Frozen Foods, his family’s frozen food processing business and is currently Chairman of the Board of Smith Frozen Foods, which is privately held. In 1992, he was elected to the Oregon State Senate, of which he became president in 1995. He also previously practiced law in the states of New Mexico and Arizona.

Skills and Expertise:

•    high-level U.S. government experience and leadership as a United States Senator

•    extensive knowledge of public policy, international affairs and trade and law

•    significant business experience and knowledge of finance and accounting obtained through his management of Smith Frozen Foods, a leading producer of frozen foods

Age: 61 Director since: 2009
Committees: Compensation

PROPOSALS REQUIRING YOUR VOTE

W. EDWARD WALTER

Mr. Walter is our President and Chief Executive Officer. He joined our Company in 1996 as Senior Vice President for Acquisitions, and has since held a variety of positions, including Chief Operating Officer and Chief Financial Officer. He became our President and Chief Executive Officer in October 2007. Prior to joining our Company, Mr. Walter was a partner with Trammell Crow Residential Company and the President of Bailey Capital Corporation. He serves on the Board of Directors of AvalonBay Communities, Inc. where he is a member of the compensation committee and chairman of the investment and finance committee. He is a member of the executive board and served as past chair of the National Association of Real Estate Investment Trusts. He is also on the board of the Real Estate Roundtable, and is an officer and board member of the Federal City Council. He serves on the board and is a past chairman of the National Kidney Foundation and is on the board of the Friendship Public Charter School, the largest charter school system in the District of Columbia.

Skills and Expertise:

•    extensive business and leadership experience

•    significant expertise in finance, capital markets, real estate and the hospitality industry

•    extensive knowledge of the Company as a member of senior management for over 17 years, serving in various roles within the Company, including acquisitions, finance, and culminating in his current service as CEO

President and Chief Executive Officer
Age: 58 Director since: 2007

RETIRING DIRECTOR

ROBERT M. BAYLIS

Mr. Baylis has expressed his intention not to stand for re-election to the Board at the 2014 annual meeting. Mr. Baylis’ retirement comes after 18 years of distinguished service as a director, including seven years as our Lead Director. We wish to express our appreciation to Mr. Baylis for his many years of service to the Company.

Mr. Baylis is the retired Vice Chairman of CS First Boston. Prior to his retirement, he was Chairman and Chief Executive Officer of CS First Boston Pacific, Inc. He is a trustee and the chairman of the executive committee of the Rubin Museum of Art in New York City, a trustee and the chairman of the audit committee of the Woods Hole Oceanographic Institution and is an overseer of the University of Pennsylvania Museum of Archaeology and Anthropology. He previously was the chairman of the board of Gildan Activewear, Inc., and served on the boards of Covance, Inc., New York Life Insurance Company, Gryphon Holdings, Inc. and PartnerRe Ltd.

Age: 75 Director since: 1996 Lead Director
Committees: Nominating and Corporate Governance (Chair) Compensation

PROPOSALS REQUIRING YOUR VOTE

Proposal Two—Ratification of Appointment of Independent Registered Public Accountants

The Audit Committee has unanimously approved and voted to recommend that the stockholders ratify the appointment of KPMG LLP as independent registered public accountants of the Company for 2014. Representatives of KPMG LLP will be at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to questions.

KPMG LLP has been the Company’s independent registered public accountant since 2002. A new Lead Audit Partner is designated at least every five years to ensure independence and to provide a fresh perspective. In determining whether to reappoint the independent accountant, the Audit Committee considers the length of time the firm has been engaged, in addition to considering the quality of the discussions with the independent accountant and an assessment of the past performance of both the Lead Audit Partner and KPMG LLP.

Although ratification is not required by our Bylaws, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as independent registered public accountants of the Company for 2014.

PROPOSALS REQUIRING YOUR VOTE

Proposal Three—Advisory Resolution to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Company seek a non-binding advisory vote from its stockholders to approve executive compensation. Since the required vote is advisory, the result of the vote is not binding upon the Company or the Board. In 2011, the Board recommended that this advisory resolution to approve named executive officer compensation be conducted annually and stockholders voted in favor of this recommendation by a substantial majority. Accordingly, the Board has determined that it will hold an advisory resolution to approve named executive officer compensation annually until the next vote to determine the frequency of such an advisory vote.

We urge stockholders to read the “Compensation Discussion and Analysis”, which describes how our executive compensation policies operate and how they are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative which provide detailed information on the compensation of our named executive officers. Our executive compensation program is designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance stockholder value. Highlights of the Company’s compensation programs include the following:

•	As an executive officer’s responsibility and ability to affect the financial results of the Company increases, the portion of his or her total compensation deemed “at-risk” increases;

•	The Compensation Policy Committee continually monitors Company performance and adjusts compensation practices accordingly;

•	A substantial portion of the named executive officers’ stock compensation is linked to the Company’s relative total stockholder return. In 2013, certain performance goals were not met and a significant portion of the stock award for the year was not earned; and

•	The Compensation Policy Committee regularly assesses the Company’s individual and total compensation programs against peer companies, the general marketplace and other industry data points and the Compensation Policy Committee utilizes an independent consultant to engage in ongoing independent review of all aspects of our executive compensation programs.

The Compensation Policy Committee and the Board believe that these policies are effective in implementing our compensation philosophy, in achieving its goals, and have been effective at incenting the achievement of the Company’s strong financial performance.

For the reasons stated above, the Board of Directors unanimously recommends a vote FOR approval of the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and in the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Effect of Proposal

This advisory resolution to approve named executive officer compensation, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. The approval or disapproval of this proposal by stockholders will not require the Board, the Compensation Policy Committee or the Company to take any action regarding the Company’s executive compensation practices. Although non-binding, the Board and the Compensation Policy Committee will carefully review and consider the voting results when evaluating our future executive compensation program.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides you with information on the Company’s executive compensation programs and practices, and the decisions that the Compensation Policy Committee of the Board of Directors (the “Compensation Committee”) has made under the program. The CD&A focuses on our named executive officers for 2013, who were:

W. Edward Walter	President and Chief Executive Officer
Gregory J. Larson	Executive Vice President, Chief Financial Officer
Minaz B. Abji	Executive Vice President, Asset Management
Struan B. Robertson	Executive Vice President, Chief Investment Officer
Elizabeth A. Abdoo	Executive Vice President, General Counsel & Secretary
Larry K. Harvey	Former Executive Vice President, Chief Financial Officer

2013 Company Performance Highlights

In 2013, our hotel operating results continued to remain strong. We increased our revenues for the fourth year in a row and increased our dividend for the third year in a row. Some of the highlights for 2013 and the beginning of 2014 include:

•	Total owned hotel revenues increased 6.8% for the year to approximately $5.1 billion.

•	Net income for the year was $325 million, while diluted earnings per common share was $0.42 per share.

•	Adjusted funds from operations per diluted share increased 19% to $1.31 per diluted share.

•	We continued to lower our leverage level through improved asset values and debt reduction and attained what we believe is the best balance sheet in the history of the Company. We also refinanced existing debt, significantly reducing our average interest rate and lengthening our average debt maturities, and achieved an investment grade rating for our senior notes.

•	We declared over $345 million in dividends, or $0.46 per share, in 2013, a 53% increase over 2012.

•	In 2013 and in early 2014 we increased our target market presence by acquiring the well positioned 426-room Hyatt Place Waikiki Beach for $138.5 million and the 151-room Powell Hotel in San Francisco for $75 million.

•	We completed the sale of seven properties in 2013 and early 2014 for a total sales price of $960 million, taking advantage of market conditions to rebalance investments in our portfolio and to provide capital to fund future acquisitions and for the repayment of debt.

•	Over the past twelve years we have greatly increased our brand diversity, while re-allocating our investments into gateway cities and key international markets where we believe industry fundamentals are strong and the potential for growth is highest. Since 2002, the percentage of revenues from our target markets in the U.S. and internationally has increased from approximately 55% to 75%.

•	We continued to improve on our unmatched portfolio of hotels, having invested $1.6 billion in capital expenditures in the past three years, including $436 million in 2013. We believe our hotels are well positioned in their respective markets.

•	We completed several value enhancement projects, including the sale of excess land adjacent to the Newport Beach Marriott Hotel & Spa and the conversion of the Memphis Marriott Downtown to the Sheraton Memphis Downtown as part of a plan to reposition the property.

•	We made significant progress on two development projects, the 131-unit vacation ownership project adjacent to our Hyatt Regency Maui Resort & Spa jointly with Hyatt Residential Group, and the development of two hotels in Rio de Janeiro, both of which are expected to open in 2014.

For more complete information about our 2013 performance, please review the Company’s Annual Report on Form 10-K included in our mailing to stockholders. Adjusted FFO used by the Compensation Committee as a performance measure is the same measure the Company reports as a non-GAAP supplemental measure of

COMPENSATION DISCUSSION AND ANALYSIS

operating performance in its earnings releases, financial presentations and SEC filings. For more information on this measure and a reconciliation to the comparable GAAP measure, see the Company’s Annual Report on Form 10-K in “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Host Inc. Reconciliation of Net Income to NAREIT and Adjusted Funds From Operations per Diluted Share” on page 80.

Results of 2013 Advisory Vote

At our 2013 annual meeting of stockholders, over 93% of the votes cast were in support of our executive compensation program. The Compensation Committee considered this favorable outcome along with the outcomes in previous years in which the programs received in excess of 90% support, and believed it conveyed our stockholders’ support of its decisions and the design and structure of the programs. The Compensation Committee will continue to consider the results from this year’s and future advisory votes to approve executive compensation.

Our Compensation Program

We historically had a three-year executive compensation program, but, beginning in 2012, the Compensation Committee approved the design and structure of annual compensation programs, which allow for more flexibility in light of changing times and stockholder involvement. However, the philosophy of our compensation programs has remained the same for over a decade:

•	To foster a strong relationship between stockholder interests and executive compensation;

•	To provide annual and long-term incentives that emphasize performance-based compensation; and

•	To provide overall levels of compensation that attract and retain talented executives.

Elements

The design and structure of the annual compensation program for 2013 was the same as in 2012. It has three key elements, base salary, annual cash incentive, and long-term incentives. Importantly, it also:

•      Recognizes the need for flexibility to modify our compensation levels and program design as appropriate on an annual basis in response to annual feedback from our stockholders.

•      Seeks to enhance the alignment between stockholder results and our executive incentives.

•      Emphasizes variable pay tied to performance, with the majority of the opportunity based on long-term incentive compensation, and includes:

•      An annual cash incentive award that is based on the achievement of financial measures and objective individual performance goals; and

•      A long-term incentive program delivered through a mix of restricted stock and stock options where the restricted stock comprises 90% of the target opportunity and is 100% performance-based, and stock options deliver 10% of the target opportunity. Multiple measures of corporate performance are incorporated in the long-term incentive program, including:

•      Corporate financial, operating and strategic objectives that are expected to drive future value creation opportunities;

•      Individual performance objectives approved by the Compensation Committee that are aligned with our operating and strategic objectives; and

•      Relative total stockholder return measures (“TSR”) that compare the Company to multiple indices reflecting the Company’s competitors for investment capital.

COMPENSATION DISCUSSION AND ANALYSIS

Best Practices

The compensation program incorporates our best practices:

What We Do

•    Compensation Committee comprised solely of independent directors;

•    An independent compensation consultant retained exclusively by the Committee and which has no ties to the Company;

•    Annual advisory vote on executive compensation;

•    Stock ownership guidelines and stock retention policy for all senior management;

•    Stock ownership guidelines for directors;

•    Regular reviews of our compensation and relative TSR peer groups and indices;

•    Regular briefings from the independent consultant regarding key trends;

•    An annual review of the performance of the chief executive officer;

•    Double-trigger for any change in control payments under the severance plan;

•    Sale restrictions on vested awards under our long-term incentive plan;

•    A policy authorizing recoupment of compensation that results from a misstatement of financial results; and

•    Modest perquisites.

What We Don’t Do

•    No employment contracts with executive officers;

•    No individual change in control agreements;

•    No tax gross up on change in control payments or severance payments;

•    No pension plans or SERPs;

•    No dividends paid on unvested restricted stock awards unless the awards actually vest;

•    No counting of performance vesting restricted stock toward our stock ownership guidelines; and

•    Prohibitions on pledging, hedging and short sales of Company securities for all employees and directors.

Target Compensation

In 2012 when the annual program was introduced, the Compensation Committee established total direct target compensation for executives, as described below. Total target direct compensation consists of salary, annual cash incentives and restricted stock and option awards. It does not encompass other benefits.

The Compensation Committee does not generally conduct a comprehensive review of senior management’s total direct target compensation each year, and instead intends to do so every two years. Total target direct compensation increased by 3% in January 2013 for Mr. Walter, Mr. Abji, Ms. Abdoo and Mr. Harvey, which was the budgeted increase for all employees. Mr. Larson also received a 3% increase in January but his total target direct compensation was adjusted effective May 20, 2013 when he became Chief Financial Officer. Mr. Robertson joined the Company on January 18, 2013.

COMPENSATION DISCUSSION AND ANALYSIS

2013 Target Direct Compensation

	Salary	Annual Cash Incentive	Long-Term Incentives (1)	Total Target Compensation
Mr. Walter	$849,750	$1,274,625	$3,237,500	$5,361,875
Mr. Larson	450,000	450,000	1,050,000	1,950,000
Mr. Abji	489,250	489,250	1,300,000	2,278,500
Mr. Robertson	450,000	450,000	1,300,000	2,200,000
Ms. Abdoo	437,750	437,750	850,000	1,725,500
Mr. Harvey (2)	412,000	412,000	1,075,000	1,899,000

(1)	This reflects the “target” level value of long-term incentives. These are equity-based awards, and 90% of the target value shown is in the form of performance vesting restricted stock and the remaining 10% is in the form of stock options. The Compensation Committee determines the value. The number of shares of restricted stock is determined by dividing the value by the average of the high and low price of the Company’s common stock on the New York Stock Exchange for the 60 calendar days preceding December 31, 2012, which was $14.76. The Compensation Committee believes that an average price over a period of time is a better gauge of value as it mitigates volatility. Stock options are valued using the binomial method.
(2)	Mr. Harvey’s employment with the Company ended July 31, 2013.

The Compensation Committee’s decisions on total direct target compensation were informed with the assistance of its independent consultant, Pay Governance. In 2011 the Committee requested Pay Governance to review compensation and assist the Committee in the design of an annual program, which was first instituted in 2012. For the compensation review, Pay Governance utilized data from three sources. These were (1) proxy pay data reported in the most recent proxy filings for 21 companies, (2) general industry data of companies for non-real estate specific functions, size adjusted based on revenue size, and (3) NAREIT survey data. The proxy group was chosen because it reflected current proxy data from the real estate or hospitality industry or companies of comparable size and, in many instances, with a global portfolio. The NAREIT survey data provided industry specific references for a broad range of companies. Each also reflected companies against which the Company competes directly for talent and investment capital. The general industry database was chosen because it presented information from a broader market than the real estate industry and is consistent with the Company’s inclusion in the S&P 500 index. While the Committee reviewed compensation information derived from the general industry group, the Committee did not see the identity of any of the surveyed companies. The proxy group from which the data were aggregated consisted of:

COMPENSATION PEER GROUP

Apartment Investment & Management Company

AvalonBay Communities, Inc.

Boston Properties, Inc.

Brookfield Office Properties Inc.

DDR Corp.

Duke Realty Corporation

Equity Residential

General Growth Properties, Inc.

HCP, Inc.

Health Care REIT, Inc.

Hyatt Hotels Corporation

Kimco Realty Corporation

The Macerich Company

Marriott International, Inc.

Prologis, Inc.

Public Storage

Simon Property Group, Inc.

SL Green Realty Corp.

Starwood Hotels & Resorts Worldwide, Inc.

Ventas, Inc.

Vornado Realty Trust

The Compensation Committee reviewed aggregated compensation data in the 25th, 50th, and 75th percentiles for the total data. The Compensation Committee did not adhere to targeting overall compensation to a certain percentile, or a range of percentiles, in a peer group. This was because each peer group has limitations, including not reflecting the experience of a person in a particular position, past performance, and elements of responsibility. The Committee, instead, used the collective data, in consultation with Pay Governance, to inform itself of the current levels of compensation in the market, and considered other factors, such as the credentials, length of service, experience, scope of responsibility, and prior performance of each individual as well as internal equity considerations among the senior management team. For example, in considering salary increases, the Committee reviewed the individual executive’s role, contribution to the management team, performance, and progression in

COMPENSATION DISCUSSION AND ANALYSIS

each role as well as comparisons of compensation to the external market. The Compensation Committee also consulted Mr. Walter and discussed its recommendations for senior management with him. Mr. Walter was not involved in any discussions or determinations of his compensation. The Committee reviewed its determinations for all executives and Mr. Walter with the independent directors of the Board in executive session. The Compensation Committee did not adopt a specific formula in determining the mix of compensation but emphasized a program with a majority of the total opportunity based on variable long-term incentives.

2013 Compensation Results

Realized Pay

The table below, which supplements the Summary Compensation Table that appears on page 40, shows the compensation realized for 2013 by each named executive officer other than Mr. Harvey. Our compensation program allows the named executive officers to earn compensation (except salary) at “threshold”, “target” and “high” levels based on performance. In 2013 the overall compensation results were generally at “target” because overall we generally achieved a “target” level of performance. As such, the Compensation Committee believes that the program functioned as designed with pay tied to performance. As we describe later in this CD&A, key performance results were:

•	We exceeded “target” performance under our annual cash incentive plan because we outperformed on our annual financial metrics with results between “target” and “high”. This is reflected in the table under “Non- Equity Incentive Plan Compensation”.

•	The Company’s performance on TSR, which has the greatest impact on executives’ compensation, varied depending on the index. We achieved above “target” compared to the NAREIT Index, below “threshold” (at which no shares vest) compared to the Lodging Index and between “threshold” and “target” compared to the S&P 500 Index.

•	The appreciation in the stock price in 2013 increased the value of the restricted stock and options that vested for performance year 2013.

2013 Realized Pay Table

Name	Salary (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (1)	All Other Compensation (1)	Total Compensation Realized
W. Edward Walter	$849,750	$3,263,217	$248,179	$1,711,400	$175,972	$6,248,517
Gregory J. Larson	435,529	1,046,368	78,715	587,400	73,267	2,221,279
Minaz B. Abji	489,250	1,308,304	99,656	656,100	94,102	2,647,322
Struan B. Robertson	429,041	1,367,708	99,656	571,100	144,414	2,611,919
Elizabeth A. Abdoo	437,750	855,424	65,158	587,100	63,626	2,009,058

(1)	Amounts shown equal the amounts reported in the “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns of the Summary Compensation Table. The salary amount shown for Mr. Larson reflect his prorated salary increase to $450,000 effective May 20, 2013 when he became Chief Financial Officer. The salary amount shown for Mr. Robertson reflects his prorated salary of $450,000 from his date of hire, January 18, 2013.

(2)	Amounts shown represent the value of the annual restricted stock awards that vested for performance year 2013. It excludes shares that were forfeited. The value is calculated by multiplying the number of shares vested by the closing price of the Company’s common stock on the vesting date of February 6, 2014, which was $18.33. In addition, for Mr. Robertson the amount shown include the vesting of one year of a three-year time based award that was granted as a sign-on bonus.

(3)	The value attributable to stock option awards is the difference between the exercise price of the options on the date of grant, February 5, 2013, which was $16.55 per share and the closing stock price as of the vesting date of the options, December 31, 2013, which was $19.44 per share. Mr. Larson received an additional grant of options in connection with his new position as Chief Financial Officer, which were granted on June 14, 2013 at an exercise price of $17.22 per share.

COMPENSATION DISCUSSION AND ANALYSIS

The difference between this supplemental table and the Summary Compensation Table on page 40 is as follows:

•	Stock Awards: First, the Summary Compensation Table values the entire stock award made to the named executive officers in 2013. In contrast, the Realized Pay Table shows amounts based on the value of the actual number of shares that vested and excludes forfeited shares. In addition, for Mr. Robertson the Realized Pay Table includes the value of only one year of a three-year time based award that was granted as a sign-on bonus. Second, the amounts shown in the Summary Compensation Table for stock awards reflect the grant date fair value of stock awards at the time the stock awards were deemed to be granted for accounting purposes, which is the date on which the performance criteria was established (February 5, 2013). The Realized Pay Table values the actual shares received based on fair market value of the Company’s common stock on the date of vesting, February 6, 2014, which was $18.33 multiplied by the actual shares earned.

•	Stock Options: The amounts shown in the Summary Compensation Table reflect the value of the options on the dates of grant. In contrast, the Realized Pay Table shows the amounts realized under stock options based on the difference between the market price of the Company’s common stock on the date the options vested, December 31, 2013, and the exercise price of the options, which was the fair market value on the dates of the grant.

For a detailed description of the grant date fair value of the stock awards and option awards, please see footnotes 2 and 3 to the Summary Compensation Table for 2013 starting on page 40.

It should be noted that there is no assurance that the named executive officers would actually realize the value attributed to these stock awards even in this supplemental table, since the ultimate value of the stock awards will depend on when the released shares are sold. This table is not a substitute for the Summary Compensation Table and is intended to provide additional information that the Company believes is useful in facilitating an understanding of 2013 realized compensation amounts to executive officers.

Mr. Harvey’s Severance

On May 20, 2013 the Company announced a broad leadership restructuring pursuant to which Mr. Larson became Executive Vice President and Chief Financial Officer succeeding Mr. Harvey. Mr. Harvey left the service of the Company on July 31, 2013. Mr. Harvey was entitled to, and received, payments and benefits under the Company’s Severance Plan upon execution of a release and non-compete and non-solicitation agreement. These were (1) a one time payment equal to his annual base salary of $412,000 (2) a one time payment equal to the average of his annual incentive bonus award for the last three years, which was $451,798 and (3) continuation of his medical and dental benefits for 18 months, which was $31,100. In addition, under the terms of the agreements for restricted stock and stock options, Mr. Harvey was entitled to receive his 2013 stock award at the “target” level of performance and all his 2013 options vested.

Salary

Base salary is set at an annual rate, and represents between 16% and 25% of the named executive officers’ total target compensation. The increase for 2013 was 3%, which was the budgeted increase for all employees:

Name	Salary 2013	Salary 2012	Increase %
Mr. Walter	$849,750	$825,000	3%
Mr. Larson	450,000	400,000	12.5
Mr. Abji	489,250	475,000	3
Mr. Robertson	450,000	n/a	n/a
Ms. Abdoo	437,750	425,000	3
Mr. Harvey	412,000	400,000	3

COMPENSATION DISCUSSION AND ANALYSIS

Mr. Larson’s salary was increased from $412,000 to $450,000 effective May 20, 2013 when he became Executive Vice President and Chief Financial Officer. Mr. Robertson joined the Company on January 18, 2013.

Annual Cash Incentive

All employees participate in the annual cash incentive program. Any awards earned are based on (1) the Company’s performance on two annual financial metrics, Adjusted FFO, and Return on Invested Capital (“ROIC”, defined below), and (2) performance on individual objectives. For the named executive officers, the annual cash incentive is weighted as follows:

The financial performance measures of Adjusted FFO and ROIC are key metrics for the Company and the most significant portion of executives’ annual cash bonus is tied to the Company’s financial performance for the year. FFO per diluted share is the predominant measure of operating performance used by real estate investment trusts and the Company uses the measure in accordance with National Association of Real Estate Investment Trusts guidelines as a supplemental measure of operating performance in its earnings releases and financial presentations. ROIC provides an emphasis on investing capital effectively. In the cyclical real estate / hospitality market, this focus on using capital effectively enhances the opportunity for longer term stability and growth. The individual performance goals represent the smallest component of the named executive officers’ annual incentive award opportunity, reflecting the Committee’s continued belief that the incentive emphasis for senior executives should be primarily on Company performance. These goals create line of sight and motivate behaviors that support the Company’s annual business plan and long-term strategy.

The target annual cash incentive represents 22%-25% of the named executive officers’ total target compensation. The total amount that a named executive officer may earn depends on: (1) salary or eligible earnings, because the award is calculated and paid as a percentage of the annual salary or amount earned, (2) the level of performance achieved on Adjusted FFO and ROIC, and (3) the level of performance achieved on individual goals. Performance levels are set at “threshold”, “target” and “high” and results are interpolated between these levels. There is no bonus if performance is “below threshold”, and bonuses are capped at the “high” level. The chart below shows the target annual incentive award as a percentage of salary for each named executive officer in 2013. The target amount shown for Mr. Larson reflects his prorated salary increase to $450,000 effective May 20, 2013 when he became Chief Financial Officer. The target amount shown for Mr. Robertson reflects the prorated salary of $450,000 from his date of hire, January 18, 2013.

COMPENSATION DISCUSSION AND ANALYSIS

Name	Salary	Target as % of Salary	Target Annual Incentive
Mr. Walter	$849,750	150%	$1,274,625
Mr. Larson	435,529	100	435,529
Mr. Abji	489,250	100	489,250
Mr. Robertson	429,041	100	429,041
Ms. Abdoo	437,750	100	437,750

2013 Results on Financial Measures. The “threshold”, “target” and “high” goals for Adjusted FFO and ROIC were established in February 2013 by the Compensation Committee based on, and subject to review and approval of, the Company’s 2013 business plan and budget by the Board of Directors. The chart below shows these measures and the Company’s actual results for 2013, which were determined by the Compensation Committee in February 2014.

2013 Actual Results on Financial Measures

(1)	ROIC is calculated as property-level EBITDA divided by the invested capital for all comparable consolidated properties. Property-level EBITDA is defined as the earnings before interest, taxes, depreciation and amortization of our comparable, owned hotels after eliminating corporate-level costs and expenses related to our capital structure. Invested capital is defined as the purchase price of a property plus all capital expenditures, excluding the furniture, fixture and equipment reserve contributions, which are typically 5% of gross revenues.

Based on these results, the named executive officers received the following:

Name	Actual FFO Award	FFO Award as a % of Target	ROIC Award	ROIC Award as a % of Target
Mr. Walter	$1,070,685	150%	$326,304	106.67%
Mr. Larson	365,844	150	111,495	106.67
Mr. Abji	410,970	150	125,248	106.67
Mr. Robertson	360,394	150	109,834	106.67
Ms. Abdoo	367,710	150	112,064	106.67

COMPENSATION DISCUSSION AND ANALYSIS

2013 Results on Individual Performance Goals. At the beginning of each year, senior management proposes and drafts performance goals based on the annual business plan of the Company, its long-term strategy and individual department objectives. The Compensation Committee reviewed these proposed goals at its February 2013 meeting, adopted any revisions it deemed appropriate and approved the named executive officers goals. Mr. Walter’s goals are discussed with the independent directors of the full Board prior to approval. Since they are tied to the Company’s plans and strategy, the goals are designed to be attainable at a “target” level. The Compensation Committee also conducted a mid-year review of the personal goals at its July meeting to ensure that they were still appropriate. The Committee approved changes to personal goals based on the management restructuring that occurred in late May. Mr. Larson’s objectives were modified to include those tied to his new position as Chief Financial Officer. Mr. Robertson added oversight of dispositions to his objectives and Mr. Walter added an objective to ensure the transition of positions at the senior management level. The Compensation Committee discussed each executive’s performance at its February 2014 meeting. Its assessments of the named executive officers, other than Mr. Walter, were based, in part, on Mr. Walter’s judgment and recommendations, and on each executive’s written assessment of his or her performance. Mr. Walter also wrote an assessment of his own performance for the Committee’s consideration. The Committee discussed Mr. Walter’s performance, each of the other named executive officer’s performance and its recommendations with the independent directors in an executive session.

Mr. Walter’s individual goals in 2013 included (i) overseeing the strategic planning process; (ii) integrating and enhancing the development of new and rising members of senior management; (iii) ensuring an effective transition of positions in senior management; and (iv) participating in industry legislative initiatives, including as serving as Chair of NAREIT and working with Coalition to Insure Against Terrorism. Target for individual goals was 30% of base salary. Actual was 37%

Individual goals for Mr. Larson included (i) managing and implementing the Company’s finance plan in his new role as Chief Financial Officer; (ii) designing and overseeing the 2013 investor relations strategy; (iii) updating and implementing the 2013 disposition plan; (iv) developing and implementing strategic plans on certain assets; and (v) ensuring a smooth transition and developing working and coaching relationships in his new department. Target for individual goals was 20% of base salary. Actual was 25.5%

Mr. Abji’s individual goals in 2013 included (i) achieving budgeted operating objectives on RevPAR growth, margins and other metrics; (ii) implementing the food & beverage plan to achieve appropriate returns on renovated or repositioned restaurants and bars; (iii) continuing initiatives with brand operators on improving productivity and reducing costs; and (iv) improving ancillary property revenues and group revenues. Target for individual goals was 20% of base salary. Actual was 24.5%

Mr. Robertson’s individual goals included (i) implementing the Company’s 2013 investment plan for the U.S., Latin America, Europe and Asia; (ii) collaboratively reviewing, revising and updating the Company’s investment strategy domestically and internationally, including an assessment of return methodology; (iii) ensuring the successful execution of the Company’s 2013 disposition plan; (iv) realigning and refining the investment team structure and processes; and (v) successfully integrating with the Company’s culture and organization. Target for individual goals was 20% of base salary. Actual was 23.5%

Individual goals for Ms. Abdoo in 2013 included (i) overseeing and resolving key open litigation matters and claims; (ii) coordinating legislative and regulatory initiatives and responses; and (iii) enhancing anti-corruption and anti-bribery compliance through in person training at international offices, on-line training of personnel, institutionalizing diligence procedures and reviewing approaches to supply chain and vendor compliance. Target for individual goals was 20% of base salary. Actual was 24.5%

COMPENSATION DISCUSSION AND ANALYSIS

Based on the Compensation Committee’s review, the named executive officers received the following cash incentive based on their personal performance objectives:

Name	Individual Performance Award	Award as % of Target
Mr. Walter	$314,407	123.33%
Mr. Larson	109,971	126.25
Mr. Abji	119,866	122.50
Mr. Robertson	100,824	117.50
Ms. Abdoo	107,248	122.50

Summary of Annual Cash Incentive. The chart below summarizes all the components of the annual incentive cash award for 2013 under each of the metrics.

			Results 2013 Annual Incentive
Name	Target as % of Salary	Target Bonus	FFO Award	ROIC Award	Individual Performance	Total Bonus
Mr. Walter	150%	$1,274,625	$1,070,685	$326,304	$314,407	$1,711,400
Mr. Larson	100	435,529	365,844	111,495	109,971	587,400
Mr. Abji	100	489,250	410,970	125,248	119,866	656,100
Mr. Robertson	100	429,041	360,394	109,834	100,824	571,100
Ms. Abdoo	100	437,750	367,710	112,064	107,248	587,100

Long-Term Incentives

The long-term incentives are equity-based awards and provide 90% of the target value in the form of performance vesting restricted stock and the remaining 10% in the form of stock options. In combination, these awards represent the largest component of the named executive officers’ total target compensation, representing between 50% and 61% in 2013. Dividends accrue on unvested shares, but are paid only when, and if, the restrictions on the awards lapse, that is, the shares vest based on performance and are released.

All of our long-term incentive compensation is performance-based. Performance shares vest based on relative TSR, corporate, and individual performance. These measures are intended to provide a link to stockholder value, with recognition of the other companies that Host may be competing against for capital. Stock options are intended to provide a link to absolute stockholder value creation through a sole focus on stock price appreciation.

Restricted Stock

Our long-term incentive program provides an annual award of performance based restricted stock at the beginning of each year to more regularly incorporate stockholder feedback. Further, to remain consistent with our desire to maintain strong alignment with stockholder results, we grant the maximum number of shares that an executive may earn over the performance period.

In this structure, if our high performance goals are not achieved, the executive forfeits the right to earn the full number of shares granted. We believe this approach better communicates the “loss” an executive incurs in his/her earning opportunity if our goals are not achieved.

All awards of restricted stock vest based on performance on corporate and individual objectives approved by the Compensation Committee at the outset of the year and on three TSR measures. The program design uses a three-year performance period for TSR. However, to facilitate our transition from our historical three-year program to the annual grant program, we phased in the timing of the TSR performance measurement periods. In 2012, which was the first year of the annual program, the grant vested based on a one-year relative TSR performance (2012). The grant for 2013 vests based on two-year (2012-2013) cumulative relative TSR performance. All subsequent grants will vest based on three-year cumulative relative TSR performance.

COMPENSATION DISCUSSION AND ANALYSIS

The vesting of the restricted shares awarded in 2013 was dependent upon:

2013 Restricted Stock Vesting

Achievement levels are set for “threshold” at which 25% of shares may be earned, “target”, at which 50% of the shares may be earned and “high” performance, at which all shares are earned. No shares are earned if performance is below threshold, and results will be interpolated between the levels of threshold, target and high.

2013 Results on Individual Performance. Individual goals represent 16.67% of the target stock award and the results were consistent with those described above under “Annual Cash Incentive”. The chart below shows for each named executive officer, the total shares that were eligible to be earned for individual performance, the “target” level of shares, the actual shares earned and the shares forfeited by each named executive officer.

	Individual Performance Shares
	Shares Granted (High)	Shares Granted (Target)	Shares Earned	Shares Forfeited
Mr. Walter	65,803	32,902	40,581	25,222
Mr. Larson	20,987	10,494	13,248	7,739
Mr. Abji	26,423	13,212	16,184	10,239
Mr. Robertson	26,423	13,212	15,524	10,899
Ms. Abdoo	17,276	8,638	10,582	6,694

2013 Results on Corporate Performance Objectives. Corporate objectives represent 33.33% of the target stock award. As with individual performance goals, these are proposed by senior management and Mr. Walter at the beginning of the year and reviewed by the Compensation Committee at its February 2013 meeting. The goals are tied to the annual business plan and strategy of the Company with an emphasis on encouraging the behaviors and results that the Company believes will ultimately drive long-term stockholder value creation and preservation. Summarized below is an assessment of our Company’s performance against the corporate level objectives established for 2013, the indicated the level of achievement, plus the appropriate percentage award.

Operations

Weighting	Target	Achieved	Achievements
20%	6.7%	6.7%	Overall operating performance slightly exceeded the Company’s budget expectations with RevPAR growth and total revenue growth falling slightly short of target but with margins higher. Food and beverage performance improved at properties as did efforts to improve productivity.

COMPENSATION DISCUSSION AND ANALYSIS

Investment Plan

Weighting	Target	Achieved	Achievements
20%	6.7%	5.0%	Few marketed assets met our criteria and competition for those that did pushed pricing to levels above what we believed to be prudent. As a result, the investment plan did not meet target. In the U.S. we purchased a fee simple interest in the 426-room Hyatt Place Waikiki Beach in Honolulu, Hawaii and, subsequent to year end, purchased the 151-room Powell Hotel in San Francisco, California, both target markets. No transactions were completed in Latin America and Asia. In Europe our joint venture completed the purchase of the Sheraton Stockholm.

Dispositions

Weighting	Target	Achieved	Achievements
20%	6.7%	10.0%	Dispositions exceeded target with the sale, or firm contracts to sell by year end, 7 properties for total sale price of $960 million. The properties were non-core assets where the Company believed the potential for growth would be constrained or where advantageous pricing could be opportunistically obtained in the market.

Finance Plan

Weighting	Target	Achieved	Achievements
15%	5.0%	5.0%	The finance plan implementation met expectations, with the achievement of an investment grade rating, continued work in lowering the Company’s debt-to-equity ratio, and extending debt maturities thereby improving overall leverage and coverage ratios. We also successfully completed several refinancings, including, on behalf of our joint venture in Europe, the refinancing of a mortgage loan secured by 6 properties.

Special Projects

Weighting	Target	Achieved	Achievements
15%	5.0%	7.5%	Significant progress was made in identifying, reviewing and implementing plans on value enhancement initiatives and development, including, among others, completing construction on the Newark Airport Marriott ballroom well prior to 2014 Super Bowl, beginning construction of 131-unit vacation ownership project in Maui, Hawaii adjacent to our Hyatt Regency Maui Resort & Spa, successfully converting the Memphis Marriott Downtown to the Sheraton Memphis Downtown, reaching agreement with the City of Houston on a new ground lease for the Houston Airport Marriott with a repositioning of the hotel, and completing the purchase of the fee simple interest in the land at the New York Marriott Marquis Times Square.

Strategic Plan

Weighting	Target	Achieved	Achievements
10%	3.3%	3.3%	The strategic review included an assessment of the composition and performance of the Company, a review of the industry fundamentals, brands and customers, an examination of various segments and product types to identify elements that may perform better in the future and trends in international travel and group business.

Totals for All Corporate Objectives

Weighting	Target	Achieved
100%	33.3%	37.5%

COMPENSATION DISCUSSION AND ANALYSIS

The chart below shows for each named executive officer, the total shares that were eligible to be earned on corporate objectives, the “target” level of shares, the actual shares earned and the shares forfeited by each named executive officer.

	Corporate Performance Shares
	Shares Granted (High)	Shares Granted (Target)	Shares Earned	Shares Forfeited
Mr. Walter	131,606	65,803	74,028	57,578
Mr. Larson	41,974	20,987	23,611	18,363
Mr. Abji	52,846	26,423	29,726	23,120
Mr. Robertson	52,846	26,423	29,726	23,120
Ms. Abdoo	34,553	17,277	19,436	15,117

2013 Results on Relative TSR Measures. The Company’s TSR was compared to the three market references for the two- year period January 1, 2012 through December 31, 2013. Beginning in 2014, all grants will vest based on a three year relative cumulative TSR performance as the transition from the historical three-year compensation program to the annual program will be complete. Shares vested based on the performance of the Company’s relative TSR (measured as a percentile) compared to each reference. No shares are earned if performance is “below threshold”, and results are interpolated between the levels of “threshold”, “target” and “high”, as is shown below

2013 Actual TSR Results (1)

(1)	TSR is the increase in the price of the Company’s common stock at year end December 2013 over the price at year-end December 2011, plus dividends paid on the Company’s common stock during the relevant years. The stock price will be calculated, in each case, as the average of the high and low price of the Company’s common stock on the NYSE on the last 60 calendar days of the relevant year.

(2)	The Lodging Index is comprised of the following companies: Marriott International, Inc., Starwood Hotels & Resorts Worldwide, Inc., Hyatt Hotels Corporation, Strategic Hotels & Resorts, Inc., LaSalle Hotel Properties, Sunstone Hotel Investors, Inc. and Diamondrock Hospitality Co.

COMPENSATION DISCUSSION AND ANALYSIS

The chart below shows for each named executive officer, the total shares that were eligible to be earned on each TSR measure, the “target” level of shares that could be earned, the actual shares earned and the shares forfeited by each named executive officer. No shares were earned on Lodging Index TSR because the results were “below threshold”.

	TSR Shares
	NAREIT Index Shares Granted (High)	NAREIT Index Shares Granted (Target)	NAREIT Index Shares Earned	Lodging Index Shares Granted (High)	Lodging Index Shares Granted (Target)	Lodging Index Shares Earned	S&P Index Shares Granted (High)	S&P Index Shares Granted (Target)	S&P Index Shares Earned	Total TSR
										Shares Earned	Shares Forfeited
Mr. Walter	65,803	32,902	42,196	65,803	32,902	0	65,803	32,902	21,221	63,417	133,992
Mr. Larson	20,987	10,494	13,458	20,987	10,494	0	20,987	10,494	6,768	20,226	42,735
Mr. Abji	26,423	13,211	16,944	26,423	13,211	0	26,423	13,211	8,521	25,465	53,804
Mr. Robertson	26,423	13,211	16,944	26,423	13,211	0	26,423	13,211	8,521	25,465	53,804
Ms. Abdoo	17,276	8,638	11,078	17,276	8,638	0	17,276	8,638	5,572	16,650	35,178

Summary of Restricted Stock Results. In summary, the named executive officers earned the following shares in 2013:

	Total Shares Granted (Target)	Total Shares Earned	Total Shares Forfeited
Mr. Walter	197,411	178,026	216,792
Mr. Larson	62,961	57,085	68,837
Mr. Abji	79,269	71,375	87,163
Mr. Robertson	79,269	70,715	87,823
Ms. Abdoo	51,829	46,668	56,989

Shares would also vest in the event of an executive’s death or disability or, under certain circumstances, under the Severance Plan. Please see the discussion under “Additional Policies and Benefits—Severance Plan.” As described under “Additional Policies and Benefits—Perquisites and Other Individual Benefits,” Mr. Walter agreed to accept proceeds under life insurance policies to offset long-term incentive compensation that would vest in the event of his death.

Stock Options

Stock options represent 10% of the total target equity value. Grants are made annually and vest at the end of the calendar year in which the grants were made. Stock options are valued using the binomial options pricing model. Options have a 10-year life. No cash dividends accrue or are paid on options. The Compensation Committee awarded the following stock options to the named executive officers on February 5, 2013 at an exercise price of $16.55 per share, which was the closing price of the Company’s common stock on the date of the award. All options vested December 31, 2013.

Name	Stock Options
Mr. Walter	85,875
Mr. Larson	27,852
Mr. Abji	34,483
Mr. Robertson	34,483
Ms. Abdoo	22,546

In addition, Mr. Larson received a grant of 2,653 options on June 14, 2013 at an exercise price of $17.22 in connection with his new position as Executive Vice President, Chief Financial Officer.

COMPENSATION DISCUSSION AND ANALYSIS

Risk Considerations

Both prior to continuing the annual program in 2013 and prior to making its determinations on results and payments under the program, the Compensation Committee considered whether the design and structure created incentives for senior management to engage in unnecessary or excessive risk taking. The executive compensation program is designed to reward the named executive officers and other members of senior management for reaching or exceeding financial, personal and corporate goals approved by the Compensation Committee. The Committee considered the following factors: the pay mix is weighted toward long-term incentives that align senior management interests with stockholders; total pay is capped—including annual cash incentives and long-term incentives, which are granted at a “high” level of performance; “tally sheets,” prepared by Pay Governance, the independent consulting firm retained by the Compensation Committee, are reviewed and address all elements of compensation for the named executive officers and potential outcomes under a range of scenarios from low to high performance; stock ownership and retention guidelines ensure that senior management will retain an ownership stake and prohibit sales that would allow executives to fall below the ownership requirements; internal policies prohibit use of margin accounts, hedging or pledges of stock; a recoupment policy is in effect; performance metrics are tied to key measures of short-term success (such as Adjusted FFO and ROIC) and long-term success (such as development of strategic plans, succession planning); personal performance is emphasized, allowing line-of-site with controllable results; financial performance is reviewed with the Audit Committee; and the financial measures of Adjusted FFO and ROIC are tied to the annual budget and business plan which the Board reviews, discusses and approves. The Compensation Committee has full responsibility for approving the goals and the resulting payouts and retains the discretion to reduce awards as appropriate. Based on these factors, the Company believes that the program appropriately focuses on executive performance and does not create an incentive for management to engage in unnecessary and excessive risk taking.

Additional Policies and Benefits

While the key elements of the executive compensation program and compensation actions are described above, the named executive officers are also eligible to participate in the Company’s health and welfare programs, our tax-qualified Retirement and Savings Plan (401(k)), and other programs on the same basis as all other employees. There are also additional benefits and policies that apply only to the named executive officers and other senior executives, which are described here.

Stock Ownership and Retention Policy

All members of senior management must comply with the Company’s equity ownership and retention policy which ensures that senior executives have a meaningful economic stake in the Company, while allowing for appropriate portfolio diversification.

Equity Ownership. The equity ownership guidelines provide that, within five years of joining the Company or being promoted to a position in senior management, members of senior management should own and retain stock equal to the following respective multiple of their annual salary rate:

CEO—six times annual salary rate;

Executive Chair—five times annual salary rate;

Executive Vice Presidents—three times annual salary rate; and

Senior Vice Presidents—two times annual salary rate.

Only certain types of equity are used in determining whether the guidelines are met, including stock owned directly by an employee or as a result of vesting in restricted stock. Unvested performance shares and options are not counted toward satisfying the equity ownership guidelines.

Retention. In addition to the number of shares required to satisfy the equity ownership guideline, each member of senior management is required to retain direct ownership of shares equal in number to, (a) 100% of “Covered Shares” for a period of one full year from the date on which such Covered Shares vest, and (b) 50% of Covered Shares for two full years from the date on which such Covered Shares vest. For the purposes of the policy,

COMPENSATION DISCUSSION AND ANALYSIS

“Covered Shares” means shares acquired by a member of senior management pursuant to any award of restricted stock granted after January 1, 2012 under any Company equity compensation plan or other written compensation arrangement, net of shares used to pay tax withholding requirements attributable to such award.

Senior management is prohibited from selling any shares (other than shares to satisfy tax obligations) if they are not in compliance with the policy or if the sale would result in holdings below the guidelines. None of senior management has a plan in place by which they sell Company stock on a periodic basis (referred to as a 10b5-1 plan). The Compensation Committee reviews compliance with the policy and all executives were in compliance with the guidelines in 2013.

Recoupment Policy

The Company adopted a policy, effective January 1, 2012, that requires the reimbursement of excess incentive compensation payments in the event that the Company is required to make a material restatement of its financial statements. The policy applies to all members of senior management and ensures that any fraud, intentional misconduct or illegal behavior leading to a restatement of the Company’s financial result would be properly addressed. Under the policy, the Board would review all incentive plan compensation that was paid on the basis of having met or exceeded specific performance targets for performance periods in question. If the cash incentive awards or stock compensation received under the program would have been lower had they been calculated based on such restated results, it is the general policy of our Board to seek to recoup, for the benefit of the Company, the portion of the excess compensation that was received by any individual who engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated. The Board will, in its reasonable business judgment, decide whether to pursue such recoupment from an individual based on those factors that our Board believes to be reasonable. The policy will be revised if required under the Dodd-Frank Act once the regulations implementing the recoupment policy requirements of that law have been issued.

Insider Trading Controls, Hedging, Short Sales and Pledging

Because we believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving our stock or other securities, the Company’s Insider Trading Policy Statement, which was adopted in 2001, provides that directors, officers and employees, and family members sharing the same household, shall not engage in any of the following activities with respect to Company securities:

(1) “In and out” trading in Company securities; Company securities purchased in the open market must be held for a minimum of six months and ideally longer. (2) Short sales, including “selling against the box” transactions; (3) Buying or selling puts or calls (options) or other derivatives on our stock or other securities or entering into hedging transactions on Company securities; this does not pertain to the exercise of stock options granted by the Company to its employees, the terms of which prohibit such trading; and (4) Margin Accounts; Stock Pledges; the Company prohibits employees and directors from purchasing Company securities on margin or holding Company securities in a margin account or otherwise pledging Company securities as collateral for loans.

Executives and directors annually certify that they have complied with the policy, and no Company securities are currently pledged nor will executives and directors be permitted to pledge them in the future.

Perquisites and Other Personal Benefits

Perquisites are limited and primarily based on our business. They consist of (1) dining, complimentary rooms and other hotel services when on personal travel at hotels that we own or that are managed by our major operators, (2) financial planning and tax services, and (3) reimbursement for taxes associated with these benefits. We are in the lodging industry and we believe that it is appropriate to encourage our executives to continually enhance their understanding of our properties and the operations of our key managers at our properties and other hotels in the same class as our portfolio. This assists in portfolio development and improvements. In addition, we believe that offering financial planning and tax services represents a minimal cost while ensuring that executives are in compliance with tax requirements. Since we encourage our executives to use these perquisites and the

COMPENSATION DISCUSSION AND ANALYSIS

Company gains benefits from their knowledge and feedback on our managers and properties, we feel that it is appropriate to reimburse them for the taxes incurred upon such benefits. In 2013, Mr. Robertson also received relocation benefits in connection with joining the Company.

In connection with the restricted stock awards, Mr. Walter agreed at the Company’s request to purchase a life insurance policy and to accept the proceeds under the policy to offset some or all of the stock compensation that would vest and be payable in the event of his death. The proceeds from the life insurance policy would mitigate the effect on the Company’s financial statements of the accelerated vesting of large restricted stock awards, which would occur upon an executive’s death. The Company reimburses Mr. Walter for the cost of the policy and the taxes payable as a result of the reimbursement.

Executive Deferred Compensation Plan

This plan allows participants to save for retirement in excess of the limits applicable under our Retirement and Savings Plan. It is not a tax qualified plan. Eligible employees, including the named executive officers, may defer up to 100% of their cash compensation (that is, salary and bonus) in excess of the amounts first deferred into the Retirement and Savings Plan. We provide a match of $.50 for each $1.00 deferred under the plan, up to a maximum of 6% of the participant’s compensation less the amount credited to the Retirement and Savings Plan. In addition, we may make a discretionary matching contribution of up to $.50 on each $1.00 up to 6% of the participant’s compensation. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

Severance Plan

The Company has a severance plan that has been in effect since 2003 and applies to employees at the level of senior vice president and above. The Compensation Committee believes that a severance plan allows the Company to provide properly designed severance benefits on a consistent basis, which promotes stability and continuity of senior management. The provision of severance upon a change in control aligns the Company’s interests with its stockholders by eliminating distractions that arise with the uncertainty of these transactions and avoiding the loss of key members of management during a critical period. The severance plan requires a “double trigger” for payment in the context of a change in control, that is, there must be both a change in control and a termination by the Company without “cause” or by the executive for “good reason” in the one year period following a change in control. Significantly, the severance plan does not provide for tax gross-ups on any payments made in connection with a termination or a change in control. The cost of any excise tax that a member of senior management might incur related to a payment under the plan would be borne by the individual. Prior to its annual compensation determinations, the Compensation Committee reviews the level of severance pay and benefits that the named executive officers would receive. Under the restricted stock agreements and stock option agreements, a change in control coupled with a triggering event results in the acceleration and vesting of all long-term incentive awards.

For additional information regarding the severance plan, including an estimate of payments the named executive officers would have been entitled to receive on December 31, 2013 upon various termination events, see “Executive Officer Compensation—Severance and Change in Control Payments.”

Tax and Accounting

Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless such compensation is performance based and certain specific and detailed criteria are satisfied. Our executives, and all other employees, are employed by Host Hotels & Resorts, L.P., the operating partnership through which we conduct all operations, and its subsidiaries, and not directly by the Company. As a result, we believe that none of our employees are subject to the $1 million compensation deduction limit under Section 162(m).

COMPENSATION DISCUSSION AND ANALYSIS

However, in the event that some portion of employee compensation is subject to Section 162(m) but fails to be deductible, our taxable income would increase to the extent of the disallowed deduction and we could be required to make additional dividend distributions to our stockholders or to pay tax on the undistributed income provided we have distributed at least 90% of our adjusted taxable income. In such event, the Compensation Committee may consider the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. However, the deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of, and changes in, applicable tax laws and regulations as well as other factors beyond the Committee’s control also may affect deductibility of compensation. Accordingly, the Committee may determine that it is appropriate to structure compensation packages in a manner that may not be deductible under Section 162(m).

All restricted stock awards to senior executives have been classified as liability awards due to settlement features that allow the recipient to have a percentage of the restricted stock awards withheld to meet tax requirements in excess of the statutory minimum withholding. The Company therefore recognizes compensation expense over the requisite service period based on the fair value of the award at the balance sheet date. The value of all restricted stock awards is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). The Committee makes its assessments on the appropriate value of the restricted stock awards for target compensation based on the fair market value of the common stock on the date of grant or a 60 day calendar average of high and low stock price of the Company’s common stock on the New York Stock Exchange and also considers the closing price of the stock on the date of grant. These values would not be reflected in the Company’s financial statements because liability awards are re-measured to fair value each reporting period.

EXECUTIVE OFFICER COMPENSATION

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table for Fiscal Year 2013

Name	Year	Salary (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Richard E. Marriott (6) Chairman of the Board
	2013	$385,220	$—	$—	$374,500	$124,748	$884,468
	2012	374,000	—	—	402,873	102,214	879,087
	2011	360,500	—	—	276,000	119,960	756,460
W. Edward Walter President and Chief Executive Officer
	2013	849,750	2,963,438	364,969	1,711,400	175,972	6,065,529
	2012	825,000	3,926,331	375,179	1,808,318	118,482	7,053,310
	2011	772,500	8,199,977	—	823,300	125,132	9,920,909
Gregory J. Larson Executive Vice President, Chief Financial Officer
	2013	435,529	942,104	119,432	587,400	73,267	2,157,732
	2012	400,000	1,152,131	110,090	581,080	50,470	2,293,771
	2011	360,500	2,425,835	—	288,200	71,238	3,145,773
Larry K. Harvey (7) Former Executive Vice President, Chief Financial Officer
	2013	239,299	—	—	—	2,133,261	2,372,560
	2012	400,000	1,273,404	121,679	583,560	51,363	2,430,006
	2011	360,500	2,699,165	—	289,500	64,890	3,414,055
Minaz B. Abji Executive Vice President, Asset Management
	2013	489,250	1,189,960	146,553	656,100	94,102	2,575,875
	2012	475,000	1,576,599	150,649	685,853	84,263	2,972,364
	2011	442,900	3,136,511	—	343,700	82,673	4,005,784
Struan B. Robertson Executive Vice President, Chief Investment Officer
	2013	429,041	1,404,466	146,553	571,100	144,414	2,695,573
Elizabeth A. Abdoo Executive Vice President, General Counsel
	2013	437,750	778,033	95,821	587,100	63,626	1,962,329
	2012	425,000	1,030,850	98,500	623,220	44,227	2,221,796

(1)	Salary is established at an annual rate, determined on the basis of a 52-week year, and is paid bi-weekly. The amount listed in the salary column includes amounts deferred at the election of the named executive officer under our Executive Deferred Compensation Plan in any such year. Amounts shown for Mr. Larson reflect his prorated salary increase to $450,000 effective May 20, 2013 when he became Chief Financial Officer. Amounts shown for Mr. Robertson reflected the prorated salary of $450,000 from his date of hire, January 18, 2013.

(2)	The amounts in this column reflect the grant date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718 and do not reflect the number or value of the shares that were actually earned. For a chart of 2013 realized pay for each of the named executive officers, see page 26 of the Compensation Discussion & Analysis (“CD&A”).

EXECUTIVE OFFICER COMPENSATION

Grant Date Fair Value

The CD&A explains the performance conditions for vesting of restricted stock, which are the satisfaction of corporate performance objectives and annual personal performance objectives (“Performance-based Awards”) and the results of the Company’s annual total stockholder return (“Market-based Awards”) compared against three indices, the NAREIT Equity Index, a lodging index of seven companies (“Lodging Index”), and the S&P 500 Index (“S&P Index”). Please see “2013 Compensation Results—Long-Term Incentives.” The supplemental chart below shows the restricted stock that was eligible to vest in 2013 as allocated between Performance-based Awards and Market-based Awards based on the fair value of the awards on the grant date. We have also included the fair value of the Performance-based Awards assuming that all possible shares had been earned at the high level of performance.

				Total Fair Value
	Performance-based Awards		Market-based Awards	Assumes Performance Based Awards earned at Target	Assuming All Awards earned at High
	Target level (a)	High level (a)	High Level (b)
W. Edward Walter	$1,633,559	$3,267,119	$1,329,879	$2,963,438	$4,596,998
Gregory J. Larson (c)	522,689	1,045,377	419,415	942,104	1,464,793
Larry K. Harvey	529,799	1,059,597	431,302	961,100	1,490,899
Minaz B. Abji	655,951	1,311,902	534,009	1,189,960	1,845,911
Struan B. Robertson	655,951	1,311,902	534,009	1,189,960	1,845,911
Elizabeth A. Abdoo	428,885	857,770	349,148	778,033	1,206,918

(a)	Performance-based Awards: Per FASB ASC Topic 718, performance conditions do not reduce the per share fair value of the award. However, awards are only recognized if achievement is probable. Therefore, we calculate the value of our performance awards based on the number of shares we expect to issue, which will generally be at the target level on the grant date, multiplied by the grant date stock price. Accordingly, for 2013, the grant date fair value is based on the stock price on February 5, 2013, the date the Compensation Policy Committee approved corporate performance objectives and the personal performance objectives, which is $16.55, multiplied by the expected performance level, which we set at “target”, or 50%.

We have also included in the above table the total amount of awards that could be earned assuming a “high” level of performance, which is 100% of the award, at the stock price on the grant date of $16.55. No similar disclosure has been made for the Market-based Awards as they have already been calculated as the maximum number of shares issued at the high level of performance multiplied by the grant date fair value. See Note (b).

(b)	Market-based Awards: Per FASB ASC Topic 718, market conditions will reduce the per share fair value of the award. However, the number of awards recognized for accounting purposes is not adjusted for the probability of achievement. Therefore, the grant date fair value of the Market-based awards reflects the total number of shares that can be earned at a performance level of “high” (100% of the shares); while the value per share reflects the market conditions that must be achieved, and will, therefore, be less than the stock price on the grant date. Accordingly, for 2013, the grant date fair value is based on the fair value at February 5, 2013, the date the Compensation Policy Committee granted the award, using a simulation, or MonteCarlo, method multiplied by the maximum number of shares that can be issued at “high”.

Grant Date Fair Value of Market-based Awards

February 5, 2013

NAREIT Equity Index Shares		Lodging Index Shares		S&P Index Shares
Closing stock price on grant date	$16.55	Closing stock price on grant date	$16.55	Closing stock price on grant date	$16.55
1-year Volatility of Host	25.7%	1-year Volatility of Host	25.7%	1-year Volatility of Host	25.7%
Risk free interest rate	0.15%	Risk free interest rate	0.15%	Risk free interest rate	0.15%
Stock Beta Compared to NAREIT Equity Index	1.58	Stock Beta compared to Lodging Equity Index	1.03	Stock Beta compared to S&P Equity Index	1.48
Grant date fair value	$5.54	Grant date fair value	$6.31	Grant date fair value	$8.36

(c)	Amounts shown for Mr. Larson under the Grant Date Fair Value chart above include the value of an award of 10,068 shares of restricted stock made June 14, 2013 in connection with his promotion to Chief Financial Officer. The grant date fair value for the 5,034 shares that are allocated as “Performance-based Awards” was $17.22. The grant date fair value of the 5,034 shares that are allocated as “Market-based Awards” is $4.58 for NAREIT Equity Index shares, $6.59 for Lodging Index Shares and $6.22 for S&P Index Shares.

EXECUTIVE OFFICER COMPENSATION

Balance Sheet Date Fair Value

The Company recognizes compensation expense in its financial statements for the restricted stock awards based on the fair value at the balance sheet date, not the grant date. This is because the awards are classified as liability awards, primarily due to settlement features that allow recipients to have a percentage of the earned award withheld to meet tax requirements in excess of the statutory minimum withholding. The supplemental chart below shows the fair value of the restricted stock awards at the December 31, 2013 balance sheet date. These amounts correspond to the expense recorded and disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Balance sheet fair value
W. Edward Walter	$3,460,825
Gregory J. Larson	1,109,732
Minaz B. Abji	1,387,530
Struan B. Robertson	1,522,453
Elizabeth A. Abdoo	1,387,530

For additional information on the assumptions used by the Company in calculating the fair value of the restricted stock awards as of the balance sheet date, please see “Note 8—Employee Stock Plans—Senior Executive Restricted Stock” in the Notes to Condensed Consolidated Financial Statements in our 2013 Annual Report on Form 10-K.

Amounts shown for Mr. Robertson in this column of the Summary Compensation Table also include the value of 12,837 shares of restricted stock awarded as a signing bonus when he joined the Company on January 18, 2013. The shares vest over a three-period based on continued employment with the Company with one-third vesting on January 18, 2013. The value of the shares is the closing price of the Company’s common stock on January 18, 2013, the date of grant, which was $16.71.

(3)	Options were granted on February 5, 2013 and vested December 31, 2013. The amounts in this column reflect the grant date fair values of stock options computed in accordance with FASB ASC Topic 718. For information on the assumptions used by the Company in calculating the fair value of the stock options, please see “Note 8—Employee Stock Plans—Stock Option Awards” in the Notes to Condensed Consolidated Financial Statements in our 2013 Annual Report on Form 10-K.

(4)	These amounts reflect the annual cash incentive awards paid to each named executive officer, or deferred under the Executive Deferred Compensation Plan.

(5)	All Other Compensation consists of Company contributions to the Retirement and Savings Plan (“401(k) Plan”), which is available to all employees, and the Executive Deferred Compensation Plan, perquisites and other personal benefits, and tax reimbursements. The amounts are as follows:

•	Matching contributions of $7,650 made under the 401(k) Plan to each of Mr. Marriott, Mr. Walter, Mr. Abji, Mr. Larson, Mr. Harvey and Ms. Abdoo and $7,529 to Mr. Robertson.

•	Discretionary match of $7,650 made under the 401(k) Plan to each of Mr. Marriott, Mr. Walter, Mr. Abji, Mr. Larson and Ms. Abdoo, and in the amount of $7,529 to Mr. Robertson.

•	Matching contributions made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $15,979; Mr. Walter, $51,471; Mr. Abji, $27,585; Mr. Harvey, $20,429, Mr. Larson, $22,785 and Ms. Abdoo, $24,163.

•	Discretionary match made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $15,979; Mr. Walter, $51,471; Mr. Abji $27,585; Mr. Larson, $22,785, and Ms. Abdoo, $24,163.

•	Premiums associated with the life insurance policy for Mr. Walter. In connection with the long-term stock award granted under the executive compensation program, Mr. Walter agreed to purchase a life insurance policy and to accept proceeds under the policy which would offset restricted stock compensation that would vest and would be payable in the event of his death. The policy has been in place since 2003. The Company annually reimburses Mr. Walter for the cost of the policy and the taxes payable as a result of this reimbursement, and the costs have remained constant since the policy was purchased. In 2013, the total amounts reimbursed to Mr. Walter, excluding taxes, was $12,161.

•	Total cost of perquisites that executive officers are eligible to receive. These perquisites consisted of financial planning and tax services, dining, complimentary rooms and other hotel services when on personal travel at hotels owned by us or managed by our major operators. In addition, Mr. Robertson was reimbursed for relocation expenses. The cost of each of these benefits is as follows:

	Mr. Marriott	Mr. Walter	Mr. Larson	Mr. Harvey	Mr. Abji	Mr. Robertson	Ms. Abdoo
Financial and Tax Planning	$—	$2,000	$—	$2,000	$—	—	$—
Dining, rooms & hotel services	38,048	16,032	6,087	13,872	11,559	21,476	—
Relocation	—	—	—	—	—	50,000	—

EXECUTIVE OFFICER COMPENSATION

•	Tax reimbursements to each of the named executive officers associated with the perquisites, and with respect to Mr. Walter, tax reimbursement associated with the cost of the life insurance policy: Mr. Marriott, $39,443; Mr. Walter, $27,538; Mr. Abji, $11,983; Mr. Harvey, $14,476, Mr. Larson, $6,310 and Mr. Robertson, $57,880.

(6)	Mr. Marriott is not a named executive officer under the SEC rules, but summary compensation information is provided in the interest of full disclosure.

(7)	In connection with a senior management restructuring, Mr. Harvey’s employment with the Company ended July 31, 2013. In addition to the All Other Compensation amounts received described in footnote (5), Mr. Harvey was entitled to the following payments and benefits under the Company’s Severance Plan.

One Year Annual Salary	$412,000
One Year Annual Incentive Award (average of the prior 3 years)	451,798
Health benefits	31,100
Total Severance Benefit	$894,898

In addition, under the terms of the restricted stock agreement, Mr. Harvey was entitled to vest in his 2013 performance award at the “target” level of performance, and under the stock option agreement, all options accelerated and vested. All other shares were forfeited. The number and values ascribed to the stock and options is listed below:

	Number of Shares	Value
Restricted Stock	64,023	$1,143,451
Stock Options	27,851	$36,485

The stock was valued based on the closing price of the Company’s common stock on July 31, 2013, which was $17.86. The stock option value is the difference between the exercise price on the date of grant, which was $16.55, and closing price of the Company’s common stock on July 31, 2013, which was $17.86, multiplied by the number of options.

EXECUTIVE OFFICER COMPENSATION

Grants of Plan-Based Awards in Fiscal Year 2013

The following table provides information about the possible payments under our annual cash incentive award in 2013 and the awards of options and restricted stock in 2013.

		Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payments Under Equity Incentive Plan Awards (3)			All Other Stock Awards (4)	All Other Option Awards (5) #	Exercise Price of Option Awards	Full Grant Date Fair Value (6)
Name	Grant Date (2)	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Richard E. Marriott	5-Feb-13	144,458	288,915	577,830
W. Edward Walter	5-Feb-13	637,313	1,274,625	2,549,250
	5-Feb-13				98,706	197,411	394,818				$2,963,438
	5-Feb-13								85,875	$16.55	$364,969
Gregory J. Larson	5-Feb-13	225,000	450,000	900,000
	5-Feb-13				28,967	57,929	115,854				$869,581
	5-Feb-13								25,199	$16.55	107,096
	14-Jun-13				2,519	5,034	10,068				$72,523
	14-Jun-13								2,653	17.22	$12,336
Larry K. Harvey

Minaz B. Abji	5-Feb-13	244,625	489,250	978,500
	5-Feb-13				39,636	79,271	158,538				$1,189,960
	5-Feb-13								34,483	$16.55	$146,553
Struan B. Robertson	18-Jan-13							12,837			$214,506
	5-Feb-13	225,000	450,000	900,000
	5-Feb-13				39,636	79,271	158,538				$1,189,960
	5-Feb-13								34,483	$16.55	$146,553
Elizabeth A. Abdoo	5-Feb-13	218,875	437,750	875,500
	5-Feb-13				25,915	51,829	103,657				$778,033
	5-Feb-13								22,546	$16.55	$95,821

(1)	As described under “Annual Cash Incentive” in the CD&A, these are amounts that may be earned based on the financial performance of the Company, which is measured by Adjusted FFO and ROIC, and on the personal performance by each executive on objectives approved by the Compensation Policy Committee. Mr. Walter has an incentive target of 150% of base salary earned in the calendar year and executive vice presidents have an incentive target of 100% of base salary earned in the calendar year. The actual amounts earned by the named executive officers in 2013 are reflected in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and are described in the CD&A under “2013 Compensation Results—Annual Cash Incentive.”

(2)	The grant date shown is the date that the Compensation Policy Committee approved the personal performance objectives for each named executive officer and approved the financial metrics for Company performance, Adjusted FFO and ROIC.

(3)	Under our 2013 compensation program, senior management received a restricted stock award on February 5, 2013, which was eligible to vest subject entirely to performance conditions. Mr. Larson received an additional award of restricted stock on June 14, 2013 in connection with his promotion to Chief Financial Officer. The performance conditions are the satisfaction of corporate performance objectives and personal performance objectives (“Performance-based Awards”) and the results of the Company’s annual total stockholder return (“Market-based Awards”) compared against three indices, the NAREIT Equity Index, the Lodging Index, and the S&P Index. Dividends accrue on the shares, but are not paid unless the shares vest and are released.

(4)	Mr. Robertson received a grant of restricted stock as a signing bonus when he joined the Company on January 18, 2013. One third of the shares vested on January 18, 2013 and the remaining shares will vest one-third in 2014 and one-third in 2015 based on continued employment with the Company.

(5)	Options that were awarded on February 5, 2013 vested December 31, 2013. Mr. Larson received an additional award of options on June 14, 2013 in connection with his promotion to Chief Financial Officer that also vested December 31, 2013.

(6)	The amounts reflect the grant date fair value of restricted stock awards and stock options calculated in accordance with FASB ASC Topic 718. For information on the assumptions used in calculating the fair value of stock options, see “Note 8—Employee Stock Plans—Stock Option Awards” in the Notes to Condensed Consolidated Financial Statements in our 2013 Annual Report on Form 10-K. See footnote 2 to Summary Compensation Table for the calculation of the grant date fair value of the restricted stock awards.

EXECUTIVE OFFICER COMPENSATION

Outstanding Equity Awards at Fiscal Year 2013

The following table summarizes all the equity awards made to the named executive officers that were outstanding as of December 31, 2013.

	Option Awards (1)					Stock Awards (2)
Name	Grant Date	Number of Shares Underlying Unexercised Options Exercisable #	Number of Shares Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
W. Edward Walter	20-Jan-12	48,979	—	$16.23	20-Jan-22	—	—
	5-Feb-13	85,875	—	$16.55	5-Feb-23	394,818	$6,076,264	(3)
Gregory J. Larson	20-Jan-12	14,372	—	$16.23	20-Jan-22	—	—
	5-Feb-13	25,199	—	$16.55	5-Feb-23	115,854	$1,783,017	(3)
	14-June-13	2,653	—	$17.22	14-June-23	10,068	$154,956	(3)
Larry K. Harvey(5)	—	—	—	—	—	—	—
Minaz B. Abji	20-Jan-12	19,667	—	$16.23	20-Jan-22	—	—
	5-Feb-13	34,483	—	$16.55	5-Feb-23	158,538	$2,439,914	(3)
Struan B. Robertson	18-Jan-13	—	—	—	—	8,558	$166,368	(4)
	5-Feb-13	34,483	—	$16.55	5-Feb-23	158,538	$2,439,914	(3)
Elizabeth A. Abdoo	20-Jan-12	12,859	—	$16.23	20-Jan-22	—	—
	5-Feb-13	22,546	—	$16.55	5-Feb-23	103,657	$1,595,285	(3)

(1)	All option awards vest based on continued service with the Company and have a 10-year life from the date of grant. Options granted January 20, 2012 vested December 31, 2012. Options granted in 2013 vested December 31, 2013.

(2)	The number of shares under this column includes all shares awarded under our 2013 compensation program, which are eligible to vest subject entirely to performance conditions. The performance conditions are the satisfaction of corporate performance objectives and personal performance objectives (“Performance-based Awards”) and the results of the Company’s annual total stockholder return (“Market-based Awards”) compared against three indices, the NAREIT Equity Index, the Lodging Index, and the S&P Index. The determination of whether and to what extent those measures were satisfied was made by the Compensation Policy Committee in February 2014. The number of shares shown assumes “maximum” performance and includes shares that were forfeited under the program.

(3)	The value is calculated based the closing price of our stock on December 31, 2013 of $19.44 multiplied by the vesting of shares attributable to (i) corporate and personal performance measures measure at the “high” level of performance based on our 2013 performance results, which were “above target” on each of these measures, (ii) the NAREIT Equity measure at the “high” level of performance based on 2013 result, which was “above target,” (iii) the Lodging Index measure at the “threshold” level of performance based on our 2013 result, which was “below threshold” and (iii) the S&P Index measures at “target” level of performance based on our 2013 result which was “above threshold”.

(4)	Mr. Robertson received an award of 12,837 shares as a sign on bonus when he joined the Company. This is a time-based award that vests over three years. The value is calculated on the closing price of our stock on December 31, 2013 of $19.44 multiplied by the unvested shares.

(5)	No awards are reflected because under the Company’s Severance Policy, Mr. Harvey’s restricted stock award vested at the “target” level of performance and all options vested on July 31, 2013, the date Mr. Harvey’s employment with the Company ended. All other shares were forfeited.

EXECUTIVE OFFICER COMPENSATION

Option Exercises and Stock Vested in Fiscal Year 2013

The chart below shows options awards that were exercised in 2013 and stock awards that vested in 2013. The stock awards shown are from performance year 2012, which vested when the Compensation Committee made its determinations in February 2013. Restricted stock that was awarded in 2013 did not vest until February 6, 2014 when the Compensation Policy Committee met and made its determinations on performance measures.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise #	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2) #	Value Realized on Vesting (3)
W. Edward Walter	251,153	$2,412,044	163,675	$2,703,911
Gregory J. Larson	—	—	47,580	786,022
Larry K. Harvey (4)	—	—	52,941	874,585
Minaz B. Abji	—	—	64,495	1,065,457
Struan B. Robertson	—	—	—	—
Elizabeth A. Abdoo	68,805	707,453	43,198	713,631

(1)	Represents the amounts realized based on the difference between the market price of our stock on the date of exercise and the exercise price.

(2)	These are shares that were released on February 6, 2013, the date that the Compensation Policy Committee determined the results on performance measures for 2012.

(3)	The value realized on vesting is determined by multiplying the shares released by $16.52, the closing price of the Company’s common stock on the date of release, which was February 6, 2013.

(4)	Mr. Harvey’s employment with the Company ended July 31, 2013.

Nonqualified Deferred Compensation

The Company has an Executive Deferred Compensation Plan in which the named officers participate. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

The following table summarizes the named executive officers’ compensation under the Executive Deferred Compensation Plan as of December 31, 2013. The aggregate balance shown includes amounts earned prior to 2012 and voluntarily deferred.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Company Discretionary Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End (1)
W. Edward Walter	$136,907	$51,471	$51,471	$142,323	$—	$1,865,769
Gregory J. Larson	43,370	22,785	22,785	66,173	—	469,363
Larry K. Harvey (2)	38,658	20,429	—	32,119	—	581,902
Minaz B. Abji	52,970	27,585	27,585	84,381	41,561	665,554
Struan B. Robertson	—	—	—	—	—	—
Elizabeth A. Abdoo	46,126	24,163	24,163	99,893	—	717,296

(1)	Amounts reflect vested values as of December 31, 2013.

(2)	Mr. Harvey’s employment with the Company ended July 31, 2013.

EXECUTIVE OFFICER COMPENSATION

Under the Executive Deferred Compensation Plan, participants may defer any portion of their base salary or any amounts awarded under the annual cash incentive award program. Participants direct their deferrals into investment funds, which are substantially the same funds available for investment under the 401(k) Plan. Participants’ accounts may or may not appreciate, and may depreciate, depending on the performance of their investment choices. The Company does not guarantee any returns and none of the investment choices provide interest at above-market rates. The Company matches $.50 of each $1.00 deferred, up to a maximum of 6% of the participant’s compensation less the amount credited to the 401(k) Plan. The Company may provide an annual discretionary matching contribution of up to $.50 on each $1.00 deferred up to 6% of the participant’s compensation.

Participants fully vest in Company contributions after four years of continued employment. The vesting schedule is 25% vesting after one year; 50% vesting after two years; 75% vesting after three years and 100% vesting after four years or more. All named executive officers are fully vested. Company contributions are fully vested (100%) for distributions related to normal retirement, death, disability and change of control.

The Executive Deferred Compensation Plan offers automatic lump sum distributions upon death or disability. The participant may elect to receive lump sum or installment distributions upon separation from service, or with respect to his or her deferrals only (no Company contributions) on such other dates certain that a participant may elect. Such elections are made at the time the participant elects to defer compensation for a year. However, “key employee” distributions payable upon separation from service will be delayed for six months. Participants may also elect to receive a lump sum distribution of their account in the event of change in control. Plan assets are held in a rabbi trust.

Severance and Change in Control Payments

Severance

The Company has a severance plan that applies to all senior executives in the United States, which was adopted in 2003. Severance is provided on a consistent basis. The plan provides for benefits in the event of a senior executive’s death or disability, or where a senior executive leaves the Company under the following circumstances:

•	As a result of a termination without “cause”. “Cause” is defined broadly to include failure to perform assigned duties in a reasonable manner, or as a result of incompetence or neglect; engaging in any act of dishonesty or bad faith with respect to the Company or its affairs; committing any act that reflects unfavorably on the executive or the Company; or engaging in any other conduct that in the reasonable judgment of the Board justifies termination.

•	As a result of a voluntary termination by the executive for “good reason”. “Good reason” means that there has been a material diminution in such executive’s authority, duties or responsibilities; a material diminution in an executive’s overall compensation opportunity; or a material change in the geographic location at which an executive is required to perform his or her duties for the Company.

An executive or member of senior management who is terminated for cause or who voluntarily leaves without good reason is not entitled to any benefits under the Severance Plan.

The key benefits under the Severance Plan for a termination without “cause” or a voluntary departure for “good reason”, which are contingent on the execution of a release and a one-year non-competition agreement with the Company, are:

•	An executive would receive a payment equal to a multiple of his or her current annual base salary and the average cash incentive bonus that was paid over the prior three-years. For example:

•	Mr. Walter, as president and chief executive officer, would be entitled to receive a payment equal to 2x his current base salary and 2x his average annual cash incentive award over the prior three years.

•	All other executives would be entitled to receive a payment equal to 1x his or her current base salary and 1x his or her average annual cash incentive award over the prior three years.

EXECUTIVE OFFICER COMPENSATION

•	We would pay for the continuation of the executive’s health and welfare benefits for 18 months or until the executive is re-employed, whichever period is shorter.

In addition, under the terms of the restricted stock agreements, the executives’ restricted stock award would accelerate and vest at the “target” level and under the terms of the stock option agreements, all options would accelerate and vest.

The Company does not “gross up” or pay any excise tax associated with these payments.

The table below quantifies the compensation that would become payable to a senior executive assuming employment ended on December 31, 2013. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s Retirement and Savings Plan (“401(k) Plan”) and accrued vacation pay.

Potential Severance Payments

December 31, 2013

	Mr. Walter	Mr. Larson	Mr. Abji	Mr. Robertson	Ms. Abdoo
Termination payment (1)	$4,594,845	$935,560	$1,051,134	$640,367	$945,557
Restricted Stock (2)	3,837,670	1,224,001	1,541,028	1,707,396	1,007,556
Options (3)	—	—	—	—	—
Cost of benefit continuation (4)	31,100	20,916	9,401	31,100	28,190
Deferred compensation balance (5)	1,865,769	469,363	665,554	—	717,296
Total	$10,329,384	$2,649,839	$3,267,118	$2,378,862	$2,698,598

(1)	Amounts reflected are a multiple of base salary and average annual incentive award. Mr. Walter would receive two times his base salary and two times the average of his annual incentive award for 2011-2013. All other executives would receive one times his or her base salary and one times the average of his or her annual incentive award for 2011-2013.

(2)	Amounts are based on the closing price of our stock on December 31, 2013 of $19.44. Under the restricted stock agreements the awards would vest at the “target” level (50% of the shares awarded).

(3)	Under the stock option agreements, all options would vest in the event of a termination of employment without cause or termination by the executive for good reason. However, no options were unvested at December 31, 2013.

(4)	Amounts reflect the costs associated with continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

(5)	The named executive officers are fully vested in their deferred compensation accounts.

Change-In-Control

The Severance Plan also provides for certain payments in the event that there is a “double trigger”, that is a change in control of the Company and the occurrence of any of the following events in the year immediately following the change in control:

•	A termination of the executive without “cause”, as previously explained above;

•	A voluntary termination by the executive for “good reason”, as previously explained above.

If a double trigger occurs, the key benefits under the Severance Plan, which are contingent on the execution of a release and a one-year noncompetition agreement with the Company, are:

•	An executive would receive a payment equal to a multiple of his or her current annual base salary and the average cash incentive bonus that was paid over the prior three-years. For example:

•	Mr. Walter, as president and chief executive officer, would be entitled to receive a payment equal to 3x his current base salary and 3x his average annual cash incentive award over the prior three years.

EXECUTIVE OFFICER COMPENSATION

•	All other executives would be entitled to receive a payment equal to 2x his or her current base salary and 2x his or her average annual cash incentive award over the prior three years.

•	An executive would be entitled to receive a pro-rata portion of his or her annual cash incentive award for the year based on a “target” level of performance on all measures:

•	We would pay for the continuation of the executive’s health and welfare benefits for 18 months or until the executive is re-employed, whichever period is shorter.

In addition, under the terms of the restricted stock agreements, the executives’ restricted stock award would accelerate and vest at the “high” level and under the terms of the stock option agreements, all options would accelerate and vest.

The Company does not provide any consideration for excise taxes that the named executive officers might incur as a result of these payments. The cost of any tax would be borne by the executive.

The table below quantifies the compensation that would become payable to a senior executive under these circumstances assuming that both triggering events occurred on December 31, 2013. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s 401(k) Plan and accrued vacation pay.

Potential Change in Control Payments

	Mr. Walter	Mr. Larson	Mr. Abji	Mr. Robertson	Ms. Abdoo
Termination payment (1)	$6,892,268	$1,871,120	$2,102,269	1,280,733	$1,891,113
Target Annual Cash Incentive (2)	1,274,625	450,000	489,250	450,000	437,750
Restricted Stock (3)	7,675,262	2,447,924	3,081,979	3,248,346	2,015,092
Options (4)	—	—	—	—	—
Cost of benefit continuation (5)	31,100	20,916	9,401	31,100	28,190
Deferred compensation balance (6)	1,865,769	469,363	665,554	—	717,296
Total	$17,739,024	$5,259,322	$6,348,452	$5,010,180	$5,089,441

(1)	The termination payment is a multiple of base salary and average annual cash incentive award. Mr. Walter would receive three times his base salary and three times the average of his annual cash incentive award for the period 2011-2013. All other executives would receive two times his or her base salary and two times the average of his or her annual incentive award for 2011-2013.

(2)	Under the severance plan, the named executive officers would receive a pro-rata portion of the annual incentive award at the “target” level of performance. The amount reflected here is for a full-year since the table is done as of December 31, 2013. This annual cash incentive would not otherwise be earned until the Compensation Policy Committee met and determined the results on the performance measures, which generally occurs in the February following the year of performance.

(3)	Under the restricted stock agreements, all unvested restricted stock would accelerate and vest in the event of a change in control and termination of employment without cause or termination by the executive for good reason. The chart below shows the unvested shares for each named executive officer as of December 31, 2013. The value is determined by multiplying the shares by $19.44, the closing price of our stock on December 31, 2013.

Unvested Shares As of 12/31/2013
Mr. Walter	394,818
Mr. Larson	125,922
Mr. Abji	158,538
Mr. Robertson	167,096
Ms. Abdoo	103,657

All of the restricted stock underlying the value reflected has subsequently been earned or forfeited.

EXECUTIVE OFFICER COMPENSATION

(4)	Under the stock option agreements, all options would vest upon a change in control and termination of employment without cause or termination by the executive for good reason. However, no options were unvested at December 31, 2013.

(5)	Amounts reflect costs associated with the continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

(6)	The named executive officers are fully vested in their deferred compensation accounts.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information as of December 31, 2013 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)
Equity compensation plans approved by stockholders (1)	2,643,647	$15.41	17,787,356
Equity compensation plans not approved by stockholders	—	—	—
TOTAL	2,643,647	$15.41	17,787,356

(1)	Shares indicated are the aggregate of those issuable under the Company’s 1997 and 2009 Comprehensive Stock and Cash Incentive Plans, whereby we may award to officers and key employees: (i) options to purchase our common stock, (ii) deferred shares of our common stock, and (iii) restricted shares of our common stock. No shares remain available for future grants under the Company’s 1997 Comprehensive Stock and Cash Incentive Plan.

REPORT OF THE COMPENSATION POLICY COMMITTEE

ON EXECUTIVE COMPENSATION

To Our Stockholders:

The Compensation Policy Committee has reviewed and discussed with management the Compensation Discussion and Analysis of the Company. Based on its review and discussions, the Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2013 and this proxy statement.

The Compensation Policy Committee

Ann McLaughlin Korologos, Chair

Mary L. Baglivo

Robert M. Baylis

Gordon H. Smith

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

2013 Director Fees

Directors who are employees receive no additional compensation for serving on the Board or its committees. In 2013, we provided the following annual compensation to our independent directors.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation (4)	Total
Mary L. Baglivo	$36,500	$82,500	$15,035	$134,035
Sheila C. Bair	73,000	90,000	41,615	204,615
Robert M. Baylis	101,000	90,000	22,872	213,872
Terence C. Golden	65,000	90,000	51,394	206,394
Ann McLaughlin Korologos	91,000	90,000	47,116	228,116
John B. Morse, Jr.	100,000	90,000	14,996	204,996
Walter C. Rakowich	85,000	90,000	41,826	216,826
Gordon H. Smith	79,000	90,000	31,881	200,881

(1)	Mr. Marriott, Chairman of the Board, and Mr. Walter, President and CEO, are not included in this table because they are employees of the Company and thus receive no compensation for services as directors. The compensation received by Mr. Marriott and Mr. Walter as employees is shown in “Executive Officer Compensation.”

(2)	Amount reflects an annual retainer for Board service, committee membership fees and retainers for committee chairs and lead director, as described below.

(3)	Amount reflects annual stock awards made pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan in value equal to $90,000. The annual stock awards are fully vested upon grant. Ms. Baglivo’s award was prorated based on her time of service.

(4)	Amount reflects:

•	Complimentary rooms, food and beverage and other hotel services for directors when they stay at properties owned by us or managed by our major operators as follows: Ms. Baglivo, $6,642; Ms. Bair, $20,433; Mr. Baylis, $11,745; Mr. Golden, $25,235; Ms. Korologos, $23,134; Mr. Morse, $8,705; Mr. Rakowich $22,344 and Mr. Smith $15,654.

•	Reimbursement for taxes associated with the value of the above benefit as follows: Ms. Baglivo, $8,393; Ms. Bair, $21,182; Mr. Baylis, $11,127; Mr. Golden, $26,160; Ms. Korologos, $23,982; Mr. Morse, $6,291; Mr. Rakowich $19,483 and Mr. Smith $16,228.

Compensation Philosophy

Directors are compensated in cash and stock to align their interests with those of our stockholders. The components of director compensation are discussed below.

Cash Compensation

The Company provides non-employee directors the following cash compensation in addition to reimbursement of customary and usual travel expenses:

•	retainer of $65,000 per year;

•	$8,000 per year for membership on the Compensation Policy Committee or Nominating and Corporate Governance Committee;

•	$12,000 per year for membership on the Audit Committee;

•	$10,000 per year to the committee chair of the Compensation Policy Committee (Ms. Korologos) and the committee chair of the Nominating and Corporate Governance Committee (Mr. Baylis);

•	$15,000 per year to the committee chair of the Audit Committee (Mr. Morse); and

•	$10,000 per year to the Lead Director (Mr. Baylis).

DIRECTOR COMPENSATION

There are no fees paid for attendance at the 5 regularly scheduled Board meetings, however, non-employee directors receive $1,500 for attendance at any special meeting, of which there was none in 2013. Similarly, there are no fees paid for attendance at up to five meetings of the Nominating and Corporate Governance Committee and Compensation Policy Committee and up to seven meetings of the Audit Committee; however, non-employee directors receive $1,500 for attendance at any special committee meetings in excess of those amounts, of which there were none in 2013.

Stock Compensation—Annual Stock Award

Non-employee directors receive an annual director stock award under the Non-Employee Directors’ Deferred Stock Compensation Plan effective after election at the annual meeting. In 2013, the award equaled $90,000, with the number of shares determined based on the fair market value of the Company’s common stock on that date.

Under the Non-Employee Directors’ Deferred Stock Compensation Plan, directors will receive the annual stock award in fully-vested restricted stock, unless a director makes an election prior to the end of the year preceding the award to defer the award into stock units. Directors also elect at that time the date when the stock units would be payable, which is either upon termination of service from the Board in a lump sum or in annual installments up to 10 years, or in a lump sum payable the earlier of (i) termination of service or (ii) 3 or 5 years from the date of grant. All directors elected to defer the 2013 award into stock units. The closing price of our common stock on the annual meeting date of May 16, 2013 was $18.70, so each director received either 4,812 shares or, if they deferred, they were credited with 4,812 stock units. Directors are also credited with dividend equivalents that are equal in value to the dividends paid on our common stock.

Stock Ownership Policy

Effective January 1, 2010, non-employee directors must own common stock of the Company (which includes stock units held under the Non-Employee Directors’ Deferred Compensation Plan) equal in value to five times the annual cash retainer paid to directors. Compliance with these guidelines will be measured on the first trading day of each calendar year, using the annual cash retainer then in effect and the closing price of our common stock on that day. Any subsequent change in the value of the common stock will not affect the amount of stock that directors are required to hold during that year. In the event that the annual cash retainer increases, a non-employee director will have five years from the time of such increase to acquire any additional shares needed to meet these guidelines. There will be a transition period of five years for non-employee directors to achieve the ownership requirement. Mr. Marriott and Mr. Walter, as employees, are subject to separate stock ownership guidelines applicable to corporate officers. All directors currently meet the stock ownership guidelines, except Ms. Bair, who joined in October 2012, Mr. Rakowich, who joined in March 2012, and Ms. Baglivo who joined in July 2013. Ms. Bair and Mr. Rakowich have three more years to meet the guidelines and Ms. Baglivo has four more years.

Perquisites

To encourage our directors to visit and personally evaluate and provide feedback on our properties and the managers of our properties, directors receive complimentary rooms, food and beverage and other hotel services when they stay at properties owned by us or managed by our major operators, subject to an annual limit of $30,000. In addition, directors are reimbursed for taxes associated with the value of this benefit.

Non-Employee Directors’ Deferred Stock Compensation Plan

In addition to the annual stock award, the Non-Employee Directors’ Deferred Stock Compensation Plan allows directors to defer receipt of all or part of their annual cash retainer, committee fees, and committee chair fees until after their service on the Board has ended. Under this plan, the Company has established a stock unit account for each non-employee director and all deferred fees are credited to this account as of the date the fee would have been paid. Deferred fees are converted into stock units based on the fair market value of the Company’s common stock on the date the fee otherwise would have been paid. Dividends are “reinvested” in additional stock units and credited to the account in stock units based on the market price of the stock on the date dividends are paid.

DIRECTOR COMPENSATION

Upon termination of service from the Board, a director’s stock unit account is settled by delivering an amount of our shares of common stock equal to the number of stock units, and, with respect to any deferred cash fees, directors had the option to receive such shares as a lump sum or in substantially equal annual installments over a period not to exceed 10 years. With respect to annual stock awards, directors may also elect to defer payment of the award as set forth above.

2014 Director Compensation

The Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations to the Board on compensation and benefits for the independent directors. Under its charter, the Nominating and Corporate Governance Committee is authorized to engage consultants or advisors in connection with its review and analysis of director compensation, which it did in 2013. The Committee recommended new compensatory arrangements, which were adopted by the Board of Directors, and are effective for 2014. The components are described below:

Fees and Benefits	2014
Board Annual Cash Retainer	Unchanged, $65,000
Board Annual Stock Award	$115,000
Board Meeting Fees	Unchanged, no fee for 5 meetings, $1,500 thereafter

Annual Chair Retainers:
Audit Chair Retainer	Unchanged, $15,000
Compensation Chair	$15,000
Nominating Chair	Unchanged, $10,000
Lead Director	$20,000

Committee Membership Retainers:
Audit Membership Retainer	Unchanged, $12,000 for 7 meetings, $1,500 thereafter
Compensation Membership Retainer	Unchanged, $8,000 for 5 meetings, $1,500 thereafter
Nominating Membership Retainer	Unchanged, $8,000 for 5 meetings, $1,500 thereafter

Perquisites	Annual limit of $30,000 unchanged, but now measured over a rolling three year period (i.e., $90,000 over three years)

REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

The Audit Committee serves as the representative of the Board of Directors of Host Hotels & Resorts, Inc. (the “Company”) for general oversight of the Company’s financial accounting and reporting, systems of internal control and audit processes. Management of the Company has responsibility for preparing the Company’s financial statements, as well as for the Company’s financial reporting process and internal controls. KPMG LLP, acting as independent registered public accountants, is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting and for expressing an opinion on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee members are not professional accountants or auditors, and the Audit Committee’s functions are not intended to duplicate or certify the activities of management and the independent registered public accountants. In this context, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements for each of the Company and Host Hotels & Resorts, L.P. for the year ended December 31, 2013, including discussions of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements;

•	discussed with the Company’s internal and independent registered public accountants the overall scope for their respective audits and the results of their examinations, the evaluations of the Company’s internal controls and financial reporting, and the overall quality of the Company’s financial reporting;

•	discussed with the independent registered public accountants the matters required to be discussed by the requirements of the Public Company Accounting Oversight Board;

•	received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•	discussed with KPMG LLP their independence from the Company and its management.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K of the Company and Host Hotels & Resorts, L.P. for the year ended December 31, 2013. The Annual Report on Form 10-K was filed with the Securities and Exchange Commission on February 26, 2014.

The Audit Committee

John B. Morse, Jr., Chair

Sheila C. Bair

Walter C. Rakowich

AUDITOR FEES

AUDITOR FEES

Principal Accountant Fees and Services

The Company was billed the following amounts for professional services by KPMG LLP, its independent registered public accountants, for 2013 and 2012:

	2013	2012
Audit fees (1)	$4,212,000	$3,832,000
Audit-related fees (2)	17,000	17,000
Audit and audit-related fees	4,229,000	3,849,000
Tax fees (3)	15,000	—
All other fees	—	—
Total Fees	$4,244,000	$3,849,000

(1)	Audit fees consisted of fees for the audits of the Company’s and Host Hotels & Resorts, L.P.’s annual consolidated financial statements, the audit of the Company’s internal control over financial reporting, reviews of the Company’s and Host Hotels & Resorts, L.P.’s quarterly condensed consolidated financial statements, audits of certain subsidiaries, reviews of SEC registration statements and other filings, comfort letters and consents, audit procedures related to acquisitions and dispositions, and accounting and reporting consultations. Audit fees also included approximately $1.6 million for 2013 and $1.2 million for 2012, for the statutory audits of financial statements for entities not consolidated by the Company. These fees were paid for by those entities.

(2)	Audit-related fees consisted of fees for the audits of financial statements of our employee benefit plan.

(3)	Tax fees consisted of fees for tax compliance services.

The Audit Committee concluded that the provision of audit-related and tax services is compatible with maintaining the independence of KPMG LLP. The Company does not engage KPMG LLP for any tax services unrelated to audit services or tax compliance.

Pre-Approval Policy for Services of Independent Registered Public Accountants

All services performed by KPMG LLP were pre-approved by the Audit Committee in accordance with its 2013 pre-approval policy. The policy describes the audit, audit-related, tax and other services permitted to be performed by the independent registered public accountants, subject to the Audit Committee’s prior approval of the services and fees. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent registered public accountants without obtaining specific pre-approval from the Audit Committee. The Audit Committee has pre-approved certain services (and corresponding cost levels) in conjunction with Committee meetings, typically conducted in February of each year. If a type of service to be provided has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre-approval by the Committee.

The Audit Committee has designated the Senior Vice President, Corporate Controller to monitor the performance of all services provided by the independent registered public accountants and to determine whether such services are in compliance with the pre-approval policy.

Policy for Hiring Members of the Audit Engagement Team

The Audit Committee adopted a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of the audit engagement team accept employment with the Company. Under the policy, the Company may not hire into a financial oversight role any individuals who were members of the Company’s audit engagement team for the prior year. Individuals not subject to the one-year “cooling off” period include, among others, persons who provided less than 10 hours of audit services and individuals whose employment resulted from an emergency or other unusual situation. In all

AUDITOR FEES

such cases, the Audit Committee must determine that the relationship is in the best interests of the Company. In addition, the Company may not appoint a director who is affiliated with or employed by a present or former auditor of the Company until three years after the affiliation or auditing relationship has ended.

Other Company Accountants and Auditors

The Company has engaged Ernst & Young LLP for tax consultation and tax compliance services and the Audit Committee has engaged PricewaterhouseCoopers LLP as the Company’s internal auditors. The purpose of the internal audit program is to provide the Audit Committee and Company management with ongoing assessments of the Company’s risk management processes and to review the effectiveness and design of internal controls at our properties and the Company’s corporate office.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock and of the partnership units of Host Hotels & Resorts, L.P. (our operating partnership) that were beneficially owned as of February 11, 2014 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	beneficial owners of 5% or more of our common stock.

Information about the ownership of operating partnership units is included because the operating partnership units are redeemable by holders for cash or, at our election, for shares of the Company’s common stock. As of February 11, 2013 the Company owns approximately 98.7% of the operating partnership units.

Name	Number of Shares of Common Stock	% of Shares of Common Stock (1)	Number of Operating Partnership Units	% of Common Stock and Operating Partnership Units (2)
Directors:
Mary L. Baglivo(3)	4,941	*	0	*
Sheila C. Bair (3)	8,651	*	0	*
Robert M. Baylis (3)	125,052	*	0	*
Terence C. Golden (3)	107,144	*	0	*
Ann McLaughlin Korologos (3)	84,852	*	0	*
Richard E. Marriott (4)	11,815,553	1.6	140,296	1.6
John B. Morse, Jr. (3)	48,416	*	0	*
Walter C. Rakowich (3)	10,741	*	0	*
Gordon H. Smith (3)	26,222	*	0	*
W. Edward Walter (5)(6)	1,468,317	0.2	0	0.2
Non-Director Named Executive Officers:
Elizabeth A. Abdoo (5)	451,819	*	0	*
Minaz Abji (5)	396,655	*	0	*
Larry K. Harvey (5)	75,080	*	0	*
Gregory J. Larson (5)	294,625	*	0	*
Struan B. Robertson (5)	224,514	*	0	*
All Directors and Executive Officers as a group:
(18 persons, including the foregoing) (3)(4)(5)	15,639,742	2.1	140,296	2.1
Certain Beneficial Owners:
BlackRock, Inc. (7)	73,221,296	9.7	0	9.7
FMR LLC (8)	42,573,089	5.6	0	5.6
The Vanguard Group, Inc. (9)	91,417,519	12.1	0	12.1

*	Reflects ownership of less than 1⁄10th of 1%.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(1)	Any descriptions of ownership or aggregations of ownership of the Company’s common stock within this proxy statement are based upon the disclosure requirements of federal securities laws. They do not indicate ownership of common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in our Charter.

(2)	This column assumes that all operating partnership units held by the named person or group of persons are redeemed for shares of common stock, but that none of the operating partnership units held by others are redeemed for shares of common stock.

(3)	The number of shares of common stock listed here includes common stock equivalents: (1) awarded annually to non-employee directors under our Non-Employee Directors’ Deferred Stock Compensation Plan; (2) resulting from non-employee directors’ election to receive part of their annual retainer, committee chair fees and attendance fees in stock pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan; (3) for Robert M. Baylis and Ann McLaughlin Korologos, 11,957 common stock equivalents from a one-time special stock award made in 1997 to all non-employee directors; and (4) common stock equivalents for dividends relating to common stock equivalents held by each director.

(4)	The number of shares of our common stock listed here for Richard E. Marriott includes:

•	1,062,381 shares held in trust for which Richard E. Marriott is the trustee or a co-trustee;

•	76,957 shares held by the wife of Richard E. Marriott;

•	352,427 shares held in trust for which the wife of Richard E. Marriott is the trustee or co-trustee;

•	1,935,569 shares held by the J. Willard and Alice S. Marriott Foundation of which Richard E. Marriott is a co-trustee;

•	1,317,365 shares held by the Richard E. and Nancy P. Marriott Foundation of which Richard E. Marriott is a co-trustee; and

•	1,330,610 shares held by a limited partnership, the sole general partner of which is a corporation for which Richard E. Marriott is the controlling stockholder.

It does not include shares held by the adult children of Richard E. Marriott, as to which Mr. Marriott disclaims beneficial ownership.

(5)	The number of shares of our common stock listed here includes the shares of restricted stock granted under the 2009 Comprehensive Stock and Cash Incentive Plan which are subject to forfeiture if the vesting criteria are not satisfied. Also included are shares of common stock that may be acquired within 60 days of March 1, 2014 pursuant to the exercise of stock options granted under our 1997 and 2009 Comprehensive Stock and Cash Incentive Plan. Such shares, however, are not deemed outstanding for the purpose of computing the ownership percentage of any other person. The following are the amounts of vested exercisable options for each named executive officer:

• Elizabeth A. Abdoo • Minaz Abji • Gregory J. Larson • Struan B. Robertson • W. Edward Walter	35,405 vested options 54,150 vested options 42,224 vested options 34,483 vested options 134,854 vested options

Mr. Harvey’s employment with Company ended July 31, 2013.

(6)	The number of shares of our common stock listed here for Mr. Edward Walter includes 50,000 shares held in the Walter Family Foundation. Mr. Walter has the power to vote these shares but does not have an economic interest in these shares and disclaims beneficial ownership as to these shares.

(7)	BlackRock, Inc. filed an amended Schedule 13G with the SEC on February 11, 2014 to report beneficial ownership of 73,221,296 shares of our common stock. BlackRock reports that it has the sole power to dispose of all such shares and has sole voting power with respect to 63,898,349 shares. BlackRock’s business address is 40 East 52nd Street, New York, New York 10022.

(8)	FMR LLC, the parent company of Fidelity Management and Research Company, filed an amended Schedule 13-G with the SEC on February 14, 2014 to report beneficial ownership of 42,573,089 shares of our common stock. FMR reports that it has the sole power to dispose of all such shares and has the sole power to vote with respect to 2,660,851 shares. FMR’s business address is 245 Summer Street, Boston, Massachusetts 02210.

(9)	The Vanguard Group, Inc. (“Vanguard”) filed an amended Schedule 13G with the SEC on February 11, 2014 to report beneficial ownership of 91,417,519 shares of our common stock. Vanguard reports that it has the sole power to dispose of 89,599,238 shares, has shared power to dispose of 1,818,281 shares, has the sole power to vote with respect to 2,168,498 shares and has shared power to vote with respect to 493,843 shares. Vanguard’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

CERTAIN RELATIONSHIPS AND

RELATED PERSON TRANSACTIONS

Policy on Transactions and Arrangements with Related Persons

In 2007 the Nominating and Corporate Governance Committee recommended, and the Board of Directors adopted, a written policy with respect to related person transactions. The policy applies to any transaction, or series of transactions in which the Company, its subsidiaries or affiliates is or will be a participant, the amount involved exceeds $100,000, and in which any related person has or will have a direct or indirect material interest. A related person for purposes of the policy includes:

•	any Company officer, senior manager, or director;

•	an owner of 5% or more of Company stock;

•	any immediate family member of any person listed above; or

•	any firm in which any of the foregoing persons is employed or is a principal in which such person has a 5% or greater interest.

Under the policy, the legal department will determine whether a transaction meets the requirements of a related person transaction. If so, the transaction will be reviewed by the Board of Directors, if it is part of a transaction which itself would require Board approval, or in all other circumstances the Audit Committee will review the transaction at its next meeting. In those instances in which the legal department, in consultation with the Chief Executive Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, then the transaction will be reviewed by the Chair of the Audit Committee. Based on its consideration of all the relevant facts and circumstances, each of the Board, Audit Committee or Chair will decide whether to approve the transaction.

As adopted, the policy has standing pre-approvals for transactions that meet specific criteria or are not considered related person transactions by the SEC. Pre-approved transactions include:

•	any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•	any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, which has been approved pursuant to the Company’s Charitable Contribution Policy if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that charitable organization’s total annual receipts;

•	any transaction involving a related person where the rates or charges involved are determined by competitive bids involving third parties who are not related persons; and

•	management agreements and franchise agreements entered into with Marriott International, Inc. and certain of its subsidiaries to manage Marriott and Ritz-Carlton hotels owned or leased by the Company or its subsidiaries, including modifications and amendments to existing agreements, if such agreements, amendments or modifications are on terms and conditions substantially consistent with the Company’s then current agreements with Marriott International or other major third party operators.

Related Person Transactions

Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company’s businesses were split between Host Marriott Corporation (renamed Host Hotels & Resorts, Inc. in 2006) and Marriott International.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our stockholders.

Our ongoing relationships with Marriott International can be divided into two general categories:

•	distribution agreement and the related agreements stemming from our separation into two companies; and

•	lodging management and franchise agreements relating to our properties.

As of January 31, 2014, Richard E. Marriott, the Chairman of our Board, beneficially owned approximately 13.1% of the outstanding shares of common stock of Marriott International. Mr. Marriott’s brother, J.W. Marriott, Jr., serves as Executive Chairman and Chairman of the Board of Marriott International and formerly served as Chief Executive Officer. By reason of Richard E. Marriott’s ownership of such shares, and his brother’s position at Marriott International, transactions between Marriott International and our Company are considered related person transactions within the meaning of our policy described above. A summary of our ongoing relationships with Marriott International is provided below.

Distribution Agreement and Related Agreements

In connection with the separation of our business from that of Marriott International, we entered into a distribution agreement with Marriott International that allocated the assumption of liabilities and cross-indemnities so that each company shouldered the financial and legal responsibility for its respective businesses. This distribution agreement has been amended from time to time. We also entered into other agreements with Marriott International in connection with the business separation which govern aspects of our ongoing relationships. These other agreements include:

Tax Sharing Agreement

We entered into a tax sharing agreement with Marriott International that allocates the parties’ rights and obligations with respect to: (1) deficiencies and refunds of federal, state and other income or franchise taxes relating to our businesses for tax years prior to the separation; and (2) certain of our tax attributes after the separation. We have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

Leases

We currently sublease approximately 2,400 square feet of office space from Marriott International. The sublease was provided on market terms and conditions. In 2013, we paid Marriott International approximately $94,645 in rental fees for this office space. In addition, in 2013 we paid Marriott International $100,000 in ground rent under a lease in connection with property at the JW Marriott Desert Springs Resort & Spa.

Lodging Management and Franchise Agreements

Marriott International and certain of its subsidiaries have entered into management agreements with us and certain of our subsidiaries to manage Marriott-and Ritz-Carlton-branded full-service hotels owned or leased by us and our subsidiaries. Marriott International has also entered into a franchise agreement with us and one of our subsidiaries that allows us to use the Marriott brand, associated trademarks, reservation systems and other related items for one Marriott hotel for which we have entered into an operating agreement with a hotel management company other than Marriott International. In 2013, we and our subsidiaries paid $151 million in the aggregate in management and franchise fees to Marriott International. The initial term of our management agreements with Marriott International is generally 15 to 25 years with one or more renewal terms at the option of the manager. The majority of these management agreements condition the manager’s right to exercise renewal options upon the satisfaction of specified economic performance criteria. Under each management agreement, Marriott International provides comprehensive management services for the hotels. These agreements typically include the terms described below.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

•	Operational Services. Marriott International generally has sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of hotels, including establishing all room rates, securing and processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by technical and operational experts and promoting and publicizing of the hotels. Marriott International receives compensation in the form of a base management fee which is calculated as a percentage (typically 3%) of annual gross revenues, and an incentive management fee, which is typically calculated as a percentage (generally 20%) of operating profit after we have received a priority return on our investment in the hotel.

•	Executive Supervision and Management Services. Marriott International provides all managerial and other employees for the hotels, reviews the operation and maintenance of the hotels, prepares reports, budgets and projections, provides other administrative and accounting support services to the hotels, such as planning and policy services, financial planning, divisional financial services, product planning and development, employee staffing and training, corporate executive management, and certain in-house legal services. We have certain approval rights over the budget, capital expenditures, significant leases and contractual commitments and other matters.

•	Chain Services. Marriott International furnishes chain services on a centralized basis. Such services include: (1) the development and operation of certain computer systems and reservation services; (2) regional management and administrative services, regional marketing and sales services, regional training services, manpower development and relocation of regional personnel; and (3) such additional central or regional services as may from time to time be more efficiently performed on a regional or group basis rather than on an individual hotel basis. Costs and expenses incurred in providing these services are generally allocated among all hotels managed by Marriott International or its affiliates that benefit from these services.

•	Working Capital and Fixed Asset Supplies. We are required to maintain working capital for each hotel and to fund the cost of certain fixed asset supplies (for example, linen, china, glassware, silver and uniforms). We are also responsible for providing funds to meet the cash needs for hotel operations if at any time the funds available from hotel operations are insufficient to meet the financial requirements of the hotels.

•	Furniture, Fixtures and Equipment Replacements. We are required to provide all necessary furniture, fixtures and equipment for the operation of the hotels (including funding any required furniture, fixtures and equipment replacements). On an annual basis Marriott International will prepare a list of furniture, fixtures and equipment to be acquired and certain routine repairs and maintenance to be performed in the next year and an estimate of the funds that are necessary for each of their hotels, which is subject to our review and approval. For purposes of funding the furniture, fixtures and equipment replacements, a specified percentage (typically 5%) of the gross revenues of the hotel is deposited into an escrow account in our name, to which the manager has access. However, for 54 of our Marriott hotels, we have entered into an agreement with Marriott International to allow us to fund such expenditures directly as incurred from one account that we control, subject to maintaining a minimum balance of the greater of $32.8 million or 30% of total annual specified contributions, rather than escrowing funds at accounts at each hotel.

•	Building Alterations, Improvements and Renewals. Marriott International is required to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and elevators of each hotel, along with alterations and improvements to the hotel as are required, in Marriott International’s reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition consistent with Marriott’s brand standards. We generally have approval authority over such budgets and expenditures.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

•	Service Marks. During the term of the management agreements, the brand name, service mark, symbols and logos used by the manager may be used in the operation of the hotel. Any right to use the brand name, service marks, logos and symbols and related trademarks at a hotel will terminate with respect to that hotel upon termination of the applicable management or franchise agreement.

•	Territorial Protections. Certain management agreements impose restrictions for a specified period which limit Marriott International and its affiliates from owning, operating or licensing a hotel of the same brand within a specified area. The area restrictions vary with each hotel, from city blocks in urban areas to up to a multi-mile radius from the hotel in other areas.

•	Sale of the Hotel. Most of our management agreements with Marriott International limit our ability to sell, lease or otherwise transfer the hotels by requiring that the transferee assume the related management agreements and meet specified other conditions, including the condition that the transferee not be a competitor of Marriott International.

•	Termination on Sale. While most of our management agreements with Marriott International are not terminable prior to their full term, we have negotiated termination rights with respect to 17 specified Marriott-branded hotels in connection with the sale of these hotels subject to certain limitations (including the number of agreements that can be terminated per year, limitations measured by earnings before interest, taxes, depreciation and amortization (EBITDA), and limitations requiring that a significant portion of such hotels maintain the Marriott brand affiliation). The described termination rights may be exercised without payment of a termination fee, except for one of the specified hotels wherein a termination fee is required if it does not maintain the Marriott brand affiliation.

•	Performance Termination. The majority of our management agreements with Marriott International provide for termination rights in the case of the manager’s failure to meet certain financial performance criteria, usually a specified threshold return on the owner’s investment, along with a failure of the hotel to achieve a specified revenue per-available-room performance threshold established with reference to other competitive hotels in the market. Typically, such performance-based termination rights arise in the event the manager fails to achieve specified performance thresholds over a consecutive two-year period, and are subject to their ability to ‘cure’ and avoid termination by payment to us of specified deficiency amounts (or, in some instances, waiver of the right to receive specified future management fees). We have agreed in the past, and may agree in the future, to waive certain of these termination rights in exchange for consideration from the hotel manager, which consideration could take the form of cash compensation or amendments to the management agreement. Similarly, the majority of our management agreements with Marriott International condition the manager’s right to renew pre-determined extension terms upon the satisfaction of certain financial performance criteria as noted earlier.

STOCKHOLDER PROPOSALS FOR OUR NEXT ANNUAL MEETING

STOCKHOLDER PROPOSALS FOR OUR NEXT ANNUAL MEETING

Proxy Statement Proposals

If you wish to submit a proposal to be included in the proxy statement for our 2015 annual meeting, we must receive it no later than December 5, 2014. The proposal must comply with the SEC’s proxy rules and should be sent to the attention of the Secretary at Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, MD 20817.

Other Proposals and Nominations

Our Bylaws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at the 2015 annual meeting of stockholders, but which is not intended to be included in the Company’s proxy statement for that meeting. Under our Bylaws, nominations for directors or other business proposals to be addressed at the next annual meeting may be made by a stockholder entitled to vote who has delivered written notice to the Secretary (at the above address), no earlier than November 5, 2014 and no later than December 5, 2014. Also, in the event that the number of directors to be elected is increased and public announcement occurs after November 25, 2014, then stockholders will have an additional 10 days from the date of the announcement to nominate candidates for director, but only with respect to any new positions created by the increase. All notices must contain all of the information required under our Bylaws, a copy of which is available, at no charge, from the Secretary, and is also available on our website (http://www.hosthotels.com).

OTHER MATTERS

Other Business at the Annual Meeting

Our Board is not aware of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting or any adjournment or postponement thereof, proxies received will be voted in accordance with the recommendation of our Board. Discretionary authority with respect to such other matters is granted by execution of the enclosed proxy.

Section 16 (a) Beneficial Ownership Reporting Compliance

Federal securities laws require directors, executive officers, and owners of more than ten percent of our common stock to file reports with the SEC and with the New York Stock Exchange. These reports relate to the number of shares of our common stock that each of those persons beneficially owns, and any changes in their ownership. Based solely upon a review of copies of the forms furnished to the Company, we believe all persons required to file such forms have done so during 2013 except for the following: due to an administrative oversight on the part of the Company, the Company’s first quarter 2013 dividend of $0.10 per share credited on April 15, 2013 as additional stock units on stock deferred by non-employee directors under the Non-Employee Directors Deferred Stock Compensation Plan was not reported in a timely manner. This oversight was corrected by filings on April 25, 2013 for each of Messrs. Baylis, Golden, Morse, Rakowich and Smith, and Mmes. Bair and Korologos.

Hotel Information

A special stockholder annual meeting rate is offered at The Ritz-Carlton, Tysons Corner where the annual meeting is being held for Tuesday, May 13, 2014. A limited number of rooms are available at this special rate of $249, plus taxes and gratuities, single or double occupancy. To receive this special rate, please call 1-800-826-1895 or email cindy.rivas@ritzcarlton.com. All reservations should be received by the hotel no later than May 5, 2014. This discount may not be used in conjunction with any other discount, coupon or group rate.

OTHER MATTERS

Online Annual Report to Stockholders

We have filed an Annual Report on Form 10-K for the year ended December 31, 2013 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the 2013 Annual Report on Form 10-K (excluding exhibits) by writing to the Secretary, Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817-1109. We will charge an amount equal to the reproduction cost if the exhibits are requested. Our Annual Report on Form 10-K may also be accessed electronically on our website (http://www.hosthotels.com).

By Order Of the Board of Directors

Elizabeth A. Abdoo

Secretary

Dated: April 4, 2014

Annual Meeting Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., New York Time, on May 13, 2014.

Vote by Internet
• Go to www.investorvote.com/HST
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Mary L. Baglivo	☐	☐	☐	02 - Sheila C. Bair	☐	☐	☐	03 - Terence C. Golden	☐	☐	☐

04 - Ann M. Korologos	☐	☐	☐	05 - Richard E. Marriott	☐	☐	☐	06 - John B. Morse, Jr.	☐	☐	☐

07 - Walter C. Rakowich	☐	☐	☐	08 - Gordon H. Smith	☐	☐	☐	09 - W. Edward Walter	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratify Appointment of KPMG LLP as independent registered public accountants for 2014.	☐	☐	☐	3. Advisory resolution to approve executive compensation.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or in another representative capacity, please give full title as such.

Date (mm/dd/yyyy) —Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01SS6B

ADMISSION TICKET

HOST HOTELS & RESORTS, INC.

ANNUAL MEETING OF STOCKHOLDERS

WEDNESDAY, MAY 14, 2014, 11:00 A.M.

The Ritz-Carlton, Tysons Corner

1700 Tysons Boulevard

McLean, Virginia 22102

AGENDA

1. ELECTION OF DIRECTORS

—

2. RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

—

3. AN ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

—

TRANSACTION OF OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

It is important that your shares be represented at this meeting, whether or not you attend the meeting in person.

To make sure your shares are represented, we urge you to submit your proxy instructions by telephone, via the Internet,

or by completing and mailing the proxy card below. If you plan on attending the Annual Meeting,

please mark the appropriate box on the reverse side of the proxy card below.

Present this Admission Ticket to the Host Hotels & Resorts representative at the entrance.

Receive Future Proxy Materials Electronically

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will send future proxy voting materials to you by email. To register for electronic delivery of future proxy materials, go to www.computershare.com/investor and sign up for electronic delivery.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — HOST HOTELS & RESORTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, MAY 14, 2014, 11:00 A.M.

The undersigned appoints Elizabeth A. Abdoo and Gregory J. Larson, or either of them, as proxies. Each shall have the power to appoint his or her substitute. They are authorized to vote, as designated on the reverse side, all shares of Host Hotels & Resorts, Inc. common stock held of record by the undersigned on March 17, 2014 at the Annual Meeting of Stockholders to be held on May 14, 2014, or any adjournment or postponement thereof, and to otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

This proxy when properly executed will be voted in the manner directed herein. If this proxy is executed but no instruction is made, this proxy will be voted FOR the election of each director, and FOR proposals 2 and 3. In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Your vote is important. Please vote immediately.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.